Exhibit 99.1

EXPLANATORY NOTE

Zimmer Biomet Holdings, Inc. (“we”, “us”, “our”, the “Company” and other similar words) is filing this Exhibit 99.1 to its Current Report on Form 8-K (including this Exhibit 99.1, the “Form 8-K”) solely to recast certain financial information and related disclosures included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, originally filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 23, 2024 (the “2023 Form 10-K”).

In the quarter ended March 31, 2024, the segment operating profit measures that our chief operating decision maker reviews were revised. These revisions did not result in a change to our operating segments, or to our reportable segments. Rather, certain costs were recast among our business units, resulting in changes to the operating profit measures of our operating segments. Certain product category headquarter costs, primarily research and development and marketing, that were previously in our Americas operating segment are now included in Corporate items, and certain support function costs from our operating segments are now included in Corporate items. Corporate items are not considered an operating segment or a reportable segment.

The Current Report on Form 8-K is being filed solely to recast financial information and related disclosures contained in the 2023 Form 10-K to reflect changes to the operating profit measures of our operating segments, as discussed in “Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Segment Operating Profit” and Note 19, “Segment Data,” in Part II, Item 8. Financial Statements and Supplementary Data.

The following items of the 2023 Form 10-K are being recast as reflected in this Exhibit 99.1:

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Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations; and
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Part II, Item 8. Financial Statements and Supplementary Data.

Except as specifically set forth in this Exhibit 99.1 to reflect the changes to the operating profit measures of our operating segments, no revisions have been made to the 2023 Form 10-K to update for other information, developments or events that have occurred since the 2023 Form 10-K was filed with the SEC. This Exhibit 99.1 does not purport to update the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section included in the 2023 Form 10-K except with respect to the changes to the operating profit measures of our operating segments. This Exhibit 99.1 should be read in conjunction with the 2023 Form 10-K and subsequent filings with the SEC, including our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. These subsequent SEC filings contain important information regarding forward-looking statements, events, developments, and updates affecting us and our expectations that have occurred since the filing of the 2023 Form 10-K. The information contained in this Exhibit 99.1 is not an amendment to, or a restatement of, the 2023 Form 10-K.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding financial guidance, statements regarding macro pressures, including the impact of such pressures on our business, and any statements about our forecasts, expectations, plans, intentions, strategies or prospects. All statements other than statements of historical or current fact are, or may be deemed to be, forward-looking statements. Such statements are based upon the current beliefs, expectations and assumptions of management and are subject to significant risks, uncertainties and changes in circumstances that could cause actual outcomes and results to differ materially from the forward-looking statements. These risks, uncertainties and changes in circumstances include, but are not limited to: competition; pricing pressures; dependence on new product development, technological advances and innovation; changes in customer demand for our products and services caused by demographic changes, obsolescence, development of different therapies or other factors; shifts in the product category or regional sales mix of our products and services; the effects of business disruptions affecting us, our suppliers, customers or payors, either alone or in combination with other risks on our business and operations; the risks and uncertainties related to our ability to successfully execute our restructuring plans; control of costs and expenses; our ability to attract, retain and develop the highly skilled employees, senior management, independent agents and distributors we need to support our business; the possibility that the anticipated synergies and other benefits from mergers and acquisitions will not be realized, or will not be realized within the expected time periods; the risks and uncertainties related to our ability to successfully integrate the operations, products, employees and distributors of acquired companies; the effect of the potential disruption of management’s attention from ongoing business operations due to integration matters related to mergers and acquisitions; the effect of mergers and acquisitions on our relationships with customers, suppliers and lenders and on our operating results and businesses generally; the ability to form and implement alliances; dependence on a limited number of suppliers for key raw materials and other inputs and for outsourced activities; the risk of disruptions in the supply of materials and components used in manufacturing or sterilizing our products; breaches or failures of our information technology systems or products, including by cyberattack, unauthorized access or theft; challenges relating to changes in and compliance with governmental laws and regulations affecting our U.S. and international businesses, including regulations of the U.S. Food and Drug Administration (“FDA”) and other government regulators, such as more stringent requirements for regulatory clearance of products; the outcome of government investigations; the impact of healthcare reform and cost containment measures, including efforts sponsored by government agencies, legislative bodies, the private sector and healthcare purchasing organizations, through reductions in reimbursement levels, repayment demands and otherwise; the impact of substantial indebtedness on our ability to service our debt obligations and/or refinance amounts outstanding under our debt obligations at maturity on terms favorable to us, or at all; changes in tax obligations arising from examinations by tax authorities and from changes in tax laws in jurisdictions where we do business, including as a result of the “base erosion and profit shifting” project undertaken by the Organisation for Economic Co-operation and Development and otherwise; challenges to the tax-free nature of the ZimVie Inc. ("ZimVie") spinoff transaction and the subsequent liquidation of our retained interest in ZimVie; the risk of additional tax liability due to the recategorization of our independent agents and distributors to employees; the risk that material impairment of the carrying value of our intangible assets, including goodwill, could negatively affect our operating results; changes in general domestic and international economic conditions, including interest rate and currency exchange rate fluctuations; changes in general industry and market conditions, including domestic and international growth, inflation and currency exchange rates; the domestic and international business impact of political, social and economic instability, tariffs, trade restrictions and embargoes, sanctions, wars, disputes and other conflicts, including on our ability to operate in, export from or collect accounts receivable in affected countries; challenges relating to changes in and compliance with governmental laws and regulations affecting our U.S. and international businesses, including regulations of the FDA and other government regulators relating to medical products, healthcare fraud and abuse laws and data privacy and security laws; the success of our quality and operational excellence initiatives; the ability to remediate matters identified in inspectional observations or warning letters issued by the FDA and other regulators, while continuing to satisfy the demand for our products; product liability, intellectual property and commercial litigation losses; and the ability to obtain and maintain adequate intellectual property protection. A further list and description of these risks and uncertainties and other factors can be found in our Annual Report on Form 10-K for the year ended December 31, 2023, including in the sections captioned “Cautionary Note Regarding Forward-Looking Statements” and “Item 1A. Risk Factors,” and our subsequent filings with the Securities and Exchange Commission ("SEC"). Copies of these filings are available online at www.sec.gov, www.zimmerbiomet.com or on request from us. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in our filings with the SEC. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers of this document are cautioned not to rely on these forward-looking statements since there can be no assurance that these forward-looking statements will prove to be accurate. This cautionary note is applicable to all forward-looking statements contained in this document.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations

On March 1, 2022, we completed the spinoff of our spine and dental businesses into ZimVie. The historical results of our spine and dental businesses have been reflected as discontinued operations in our consolidated financial statements in our 2022 results through the date of the spinoff and in the prior year periods. See Note 3 to our consolidated financial statements for additional information. The following discussion and analysis is presented on a continuing operations basis unless otherwise noted.

The following discussion and analysis should be read in conjunction with the consolidated financial statements and the corresponding notes included elsewhere in this Exhibit 99.1. The following discussion and analysis is updated from that in our 2023 Form 10-K solely to reflect the changes to the operating profit measures of our operating segments, as set forth below under “—Results of Operations—Segment Operating Profit.”

Amounts reported in millions are computed based on the actual amounts. As a result, the sum of the components may not equal the total amount reported in millions due to rounding. In addition, certain columns and rows within tables may not sum to the totals due to the use of rounded numbers. Percentages presented are calculated from the underlying unrounded amounts.

The following discussion, analysis and comparisons generally focus on the operating results for the years ended December 31, 2023 and 2022. Discussion, analysis and comparisons of the years ended December 31, 2022 and 2021 that are not included in this Exhibit 99.1 can be found in “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2022.

EXECUTIVE LEVEL OVERVIEW

2023 Financial Highlights

In 2023, we experienced fewer disruptions to elective surgical procedures from the COVID-19 global pandemic as compared to 2022 when the Omicron variant and staffing shortages caused widespread deferrals of procedures. In addition, improvements in our supply chain, procedure volume recovery from patients who deferred surgical procedures related to the pandemic, new product introductions and commercial execution have contributed to our net sales growth. As a result, in 2023 our net sales increased by 6.5 percent compared to 2022. Our net sales in 2023 were tempered by a negative 1.0 percent effect from changes in foreign currency exchange rates.

Our net earnings from continuing operations were $1,024.0 million in 2023 compared to $290.2 million in 2022. Our net earnings increased in 2023 driven by the higher net sales, favorable tax settlements and lower operating expenses. Operating expenses declined primarily due to lower litigation-related, restructuring-related and quality remediation-related charges. In addition, 2022 included $292.8 million of goodwill and intangible asset impairments, and a $116.6 million loss on our investment in ZimVie.

2024 Outlook

We expect year-over-year revenue growth of mid-single digits in 2024 to be driven by a combination of market growth, new product introductions, commercial execution and continued improvements in product supply. Based on foreign currency exchange rates at the end of 2023, we expect foreign currency to negatively affect year-over-year net sales by approximately 0.5 percent. We estimate operating profit will increase in 2024 when compared to 2023 due to higher net sales, leverage from fixed operating expenses and savings from our restructuring plans. However, we estimate these favorable items may be partially offset by higher intangible asset amortization and increased restructuring-related costs to implement our plans. We estimate our net interest expense will increase slightly due to higher interest rates. We expect our provision for income taxes will increase in 2024 when compared to 2023 due to the European Union adoption of Pillar Two and the non-reoccurrence of favorable tax settlements.

RESULTS OF OPERATIONS

We review sales by two geographies, the United States and International, and by the following product categories: Knees; Hips; S.E.T. (Sports Medicine, Extremities, Trauma, Craniomaxillofacial and Thoracic); and Other. This sales analysis differs from our reportable operating segments, which are based upon our senior management organizational structure and how we allocate resources toward achieving operating profit goals. We review sales by these geographies because the underlying market trends in any particular geography tend to be similar across product categories, because we primarily sell the same products in all geographies and many of our competitors publicly report in this manner. Our business is seasonal in nature to some extent, as many of our products are used in elective surgical procedures, which typically decline during the summer months and can increase at the end of the year once annual deductibles have been met on health insurance plans.

Net Sales by Geography

The following table presents net sales by geography and the percentage changes (dollars in millions):

	Year Ended December 31,
	2023	2022	2021	2023 vs. 2022 % Inc	2022 vs. 2021 % Inc/(Dec)
United States	$4,288.8	$4,012.4	$3,853.9	6.9%	4.1%
International	3,105.4	2,927.5	2,973.4	6.1	(1.5)
Total	$7,394.2	$6,939.9	$6,827.3	6.5	1.6

Net Sales by Product Category

The following table presents net sales by product category and the percentage changes (dollars in millions):

	Year Ended December 31,
	2023	2022	2021	2023 vs. 2022 % Inc	2022 vs. 2021 % Inc/(Dec)
Knees	$3,038.4	$2,778.3	$2,647.9	9.4%	4.9%
Hips	1,967.2	1,894.9	1,856.1	3.8	2.1
S.E.T.	1,752.6	1,696.7	1,727.8	3.3	(1.8)
Other	636.0	570.0	595.5	11.6	(4.3)
Total	$7,394.2	$6,939.9	$6,827.3	6.5	1.6

The following table presents net sales by product category by geography for our Knees and Hips product categories (dollars in millions):

	Year Ended December 31,
	2023	2022	2021	2023 vs. 2022 % Inc	2022 vs. 2021 % Inc/(Dec)
Knees
United States	$1,770.6	$1,615.0	$1,487.6	9.6%	8.6%
International	1,267.8	1,163.3	1,160.3	9.0	0.3
Total	$3,038.4	$2,778.3	$2,647.9	9.4	4.9
Hips
United States	$1,012.3	$960.9	$921.5	5.4%	4.3%
International	954.9	934.0	934.6	2.2	(0.1)
Total	$1,967.2	$1,894.9	$1,856.1	3.8	2.1

Demand (Volume/Mix) Trends

Changes in volume and mix of product sales had positive effects of 8.1 percent and 7.6 percent on year-over-year sales during the years ended December 31, 2023 and 2022, respectively. We saw recovery of elective surgical procedures across most of our major markets driving volume growth. In addition, new product introductions and commercial execution contributed positively to volume and mix trends.

Pricing Trends

Global selling prices had negative effects of 0.6 percent and 1.0 percent on year-over-year sales during 2023 and 2022, respectively. The majority of countries in which we operate continue to experience pricing pressure from local hospitals, health systems, and governmental healthcare cost containment efforts. However, we have had some success in reducing the negative effects of pricing due to internal initiatives and being able to pass some inflationary impacts on to customers.

Foreign Currency Exchange Rates

In 2023 and 2022, changes in foreign currency exchange rates had negative effects of 1.0 percent and 5.0 percent, respectively, on year-over-year sales.

Geography

The 6.9 percent net sales growth in the U.S. in 2023 when compared to 2022 was primarily driven by recovery in surgical procedures as COVID-19 caused fewer disruptions, especially in the Knees and Hips categories. Internationally, net sales increased by 6.1 percent in 2023 when compared to 2022. The 2023 International net sales increase was similarly driven by recovery in surgical procedures as COVID-19 caused fewer disruptions across most of our major markets, but volume increases were partially offset by the negative impacts of changes in foreign currency exchange rates of 2.1 percent.

Product Categories

In 2023, our Knees and Hips net sales increased by 9.4 percent and 3.8 percent, respectively, when compared to 2022 due to the recovery in elective surgical procedures, improvements in our supply chain and new product introductions. Changes in foreign currency exchange rates had negative effects of 0.8 percent and 1.3 percent on 2023 Knees and Hips net sales, respectively. S.E.T. net sales increased by 3.3 percent in 2023 when compared to 2022. Changes in foreign currency exchange rates had a negative effect of 0.5 percent on 2023 S.E.T. net sales. S.E.T. net sales growth was primarily driven by growth in CMFT, sports medicine and upper extremities products of 12.9 percent, 10.6 percent and 9.4 percent, respectively, partially offset by a 5.5 percent decline in trauma. S.E.T.’s performance was also negatively impacted by unfavorable changes in reimbursement for certain restorative therapy products. Other product category net sales increased by 11.6 percent in 2023 when compared to 2022 primarily due to higher net sales for our ROSA robot.

Expenses as a Percent of Net Sales

	Year Ended December 31,
	2023	2022	2021	2023 vs. 2022 Inc/(Dec)	2022 vs. 2021 Inc/(Dec)
Cost of products sold, excluding intangible asset amortization	28.2%	29.1%	28.7%	(0.9)%	0.4%
Intangible asset amortization	7.6	7.6	7.8	-	(0.2)
Research and development	6.2	5.9	6.4	0.3	(0.5)
Selling, general and administrative	38.4	39.8	41.6	(1.4)	(1.8)
Goodwill and intangible asset impairment	-	4.2	0.2	(4.2)	4.0
Restructuring and other cost reduction initiatives	2.1	2.8	1.8	(0.7)	1.0
Quality remediation	-	0.5	0.8	(0.5)	(0.3)
Acquisition, integration, divestiture and related	0.3	0.2	-	0.1	0.2
Operating Profit	17.3	10.0	12.6	7.3	(2.6)

Cost of Products Sold and Intangible Asset Amortization

Cost of products sold, excluding intangible asset amortization, increased in 2023 compared to 2022 primarily due to higher sales. However, as a percentage of net sales costs of products sold, excluding intangible asset amortization, declined in 2023 compared to 2022. This decline was primarily due to volume and mix shift to higher margin products and markets, higher hedge gains recognized in the current year period as part of our hedging program and lower royalty expense. The reduction in royalty expense was partially the result of agreements we entered into to acquire intellectual property through the buyout of certain licensing arrangements, which are recognized as intangible assets and result in additional intangible asset amortization expense instead of royalty expense. These favorable items were partially offset by higher excess and obsolete inventory charges, inflationary cost pressures and lower average selling prices.

Intangible asset amortization expense increased in 2023 when compared to 2022 due to acquisitions we made in 2023, including intangible assets acquired from the buyout of certain royalty-related licensing agreements as described above. However, as a percentage of net sales intangible asset amortization in 2023 was similar to 2022 as amortization expense and net sales increased by a similar percentage.

We calculate gross profit as net sales minus cost of products sold and intangible asset amortization. Our gross margin percentage is gross profit divided by net sales. The following table sets forth the factors that contributed to the gross margin changes in each of 2023 and 2022 compared to the prior year:

	Year Ended December 31,
	2023	2022
Prior year gross margin	63.3%	63.5%
Lower average selling prices	(0.2)	(0.3)
Manufacturing costs	(0.1)	(0.9)
Volume, product and market mix and other	1.4	0.6
Inventory charges	(0.5)	(0.1)
Changes in foreign currency exchange rates	0.3	0.3
Intangible asset amortization	-	0.2
Current year gross margin	64.2%	63.3%

Operating Expenses

Research & development (“R&D”) expenses increased in both amount and as a percentage of net sales in 2023 compared to 2022. The increases were driven by higher personnel-related costs, higher spending on our initial compliance with the European Union Medical Device Regulation, additional R&D expenses from acquisitions we made in 2023, and other R&D investments.

Selling, general & administrative (“SG&A”) expenses increased in amount, but decreased as a percentage of net sales in 2023 compared to 2022. The increase in expenses was due to selling and distribution costs that are variable expenses which increase as net sales increase. Additionally, personnel-related costs were higher due to additional headcount investments and annual merit increases, and travel and entertainment costs were higher as we have increased these activities from lower pandemic levels. These higher costs were partially offset by lower litigation-related charges in 2023, lower bad debt charges in 2023 as we recognized higher bad debt charges in 2022 that were partially related to the beginning of the Russia/Ukraine conflict, lower share-based compensation expense in 2023 due to the forfeiture of awards related to employee departures, and a gain recognized in 2023 from the sale of an asset.

In 2023, we did not recognize any goodwill or intangible asset impairment charges. In 2022, we recognized a goodwill impairment charge of $289.8 million related to our EMEA reporting unit. In 2022 and 2021, we recognized intangible asset impairment charges of $3.0 million and $16.3 million, respectively, related to IPR&D projects that we discontinued. For more information regarding these charges, see Note 11 to our consolidated financial statements.

In December of 2023, 2021 and 2019, we initiated global restructuring programs (the “2023 Restructuring Plan”, the “2021 Restructuring Plan” and the “2019 Restructuring Plan”, respectively). The 2023 Restructuring Plan is intended to further streamline the organization, to better align it with our go-to-market strategies and to reduce costs across the organization. The 2021 Restructuring Plan is intended to further reduce costs and to reorganize our global operations in preparation for the spinoff of ZimVie. The 2019 Restructuring Plan has an objective of reducing costs to allow us to invest in higher priority growth opportunities. We also have other cost reduction and optimization initiatives that have the goal of reducing costs across the organization. We recognized expenses of $151.9 million and $191.6 million in 2023 and 2022, respectively, primarily related to employee termination benefits, sales agent contract terminations, and consulting and project management expenses associated with these programs. The expenses were higher in 2022 when compared to 2023 primarily due to additional expenses related to the 2021 Restructuring Plan that had just been initiated at the end of 2021. We expect restructuring and other cost reduction initiatives expense to increase in 2024 as we further implement our 2023 Restructuring Plan. For more information regarding these expenses, see Note 5 to our consolidated financial statements.

In 2023, we did not recognize any significant quality remediation expenses as we completed our remediation milestones in late 2022 that addressed inspectional observations on Form 483 and a warning letter issued by the FDA at our Warsaw North Campus facility, among other matters. This warning letter was resolved in late 2023.

Acquisition, integration, divestiture and related expenses relate to acquisitions made in 2023 and 2022, as well as costs related to our separation with ZimVie. The increase in these expenses in 2023 was primarily due to higher contingent consideration charges from our various acquisitions.

Other (Expense) Income, net, Interest Expense, net, and Income Taxes

In 2023, we incurred a loss of $9.3 million in our other (expense) income, net compared to a loss of $128.0 million in 2022. The year-over-year change was primarily due to a loss of $116.6 million recognized in 2022 related to our investment in ZimVie, while in 2023 we recognized a gain of $2.5 million prior to disposing of our ZimVie shares in February 2023.

Interest expense, net, increased in 2023 when compared to 2022, primarily from higher interest rates on borrowings in 2023. In addition, in 2023 we incurred losses of $38.9 million on our fixed-to-variable interest rate swaps compared to losses of $4.0 million in 2022.

Our effective tax rate (“ETR”) on earnings from continuing operations before income taxes was 4.0 percent and 27.9 percent for the years ended December 31, 2023 and 2022, respectively. In 2023, the ETR was primarily driven by unrecognized tax benefits determined to be effectively settled during 2023. In 2022, the ETR was primarily driven by the $289.8 million goodwill impairment charge and the $116.6 million loss on our investment in ZimVie, which have no corresponding tax benefits, partially offset by favorable tax settlements and finalization of Switzerland's Federal Act on Tax Reform and AHV Financing (“TRAF”) step-up.

Absent discrete tax events, we expect our future ETR will be lower than the U.S. corporate income tax rate of 21.0 percent due to our mix of earnings between U.S. and foreign locations, which have lower corporate income tax rates. Our ETR in future periods could also potentially be impacted by: changes in our mix of pre-tax earnings; changes in tax rates, tax laws or their interpretation, including the European Union adoption of Pillar Two proposals which will begin to take effect in 2024; the outcome of various federal, state and foreign audits, appeals, and litigation; and the expiration of certain statutes of limitations. Currently, we cannot reasonably estimate the impact of all these items on our financial results.

See Note 17 to our consolidated financial statements for additional information on our income taxes.

Segment Operating Profit

							Operating Profit as a
	Net Sales			Operating Profit			Percentage of Net Sales
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,
(dollars in millions)	2023	2022	2021	2023	2022	2021	2023	2022	2021
Americas	$4,624.1	$4,295.5	$4,102.1	$2,487.1	$2,282.4	$2,174.6	53.8%	53.1%	53.0%
EMEA	1,592.4	1,456.6	1,477.2	538.2	416.1	417.9	33.8	28.6	28.3
Asia Pacific	1,177.7	1,187.8	1,248.0	432.3	429.1	428.3	36.7	36.1	34.3

Americas

In the Americas, operating profit and operating profit as a percentage of net sales increased in 2023 compared to 2022. The increases were primarily due to higher net sales driven by continued recovery of elective surgical procedures and new product introductions and lower royalty expenses as a result of agreements we entered into to acquire intellectual property through the buyout of certain licensing arrangements.

In the Americas, operating profit and operating profit as a percentage of net sales increased in 2022 when compared to 2021 due to higher net sales driven by continued recovery of elective surgical procedures, lower excess and obsolete inventory charges and savings from our restructuring programs. These favorable items were partially offset by higher R&D costs.

EMEA

In EMEA, operating profit and operating profit as a percentage of net sales increased in 2023 when compared to 2022. The increases were due to higher net sales driven by continued recovery of elective surgical procedures and improved pricing, lower bad debt charges and operating profit leverage from certain costs that do not increase as net sales increase.

In EMEA, operating profit decreased while operating profit as a percentage of net sales increased in 2022 when compared to 2021. Our net sales declined in EMEA due to the negative effects of changes in foreign currency exchange rates. In 2022, we also incurred higher bad debt, travel and medical training and education expenses when compared to 2021, which decreased operating profit. These unfavorable items were partially offset by our hedging program as we recognized hedge gains, and we also realized savings from our restructuring programs in 2022.

Asia Pacific

In Asia Pacific, operating profit and operating profit as a percentage of net sales increased in 2023 when compared to 2022. In Asia Pacific, changes in foreign currency exchange rates have had a larger impact on our results than in our other operating segments. While net sales declined in 2023 when compared to 2022 due to changes in foreign currency exchange rates, the negative net sales impact was partially offset by higher hedge gains recognized in 2023 from our hedging program. As a result, net sales volume growth and operating leverage from certain costs that do not increase as net sales increase resulted in operating profit and operating profit as a percentage of sales increasing in 2023.

In Asia Pacific, operating profit and operating profit as a percentage of net sales increased in 2022 when compared to 2021. Our net sales declined in Asia Pacific due to the negative effects of changes in foreign currency exchange rates and by the China government implementing a nationwide volume-based procurement process that became effective in 2022. However, our operating profit increased slightly due to our hedging program as we recognized hedge gains, which minimized these negative effects from net sales, and we realized savings from our restructuring programs.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2023, we had $415.8 million in cash and cash equivalents. In addition, we had $1.0 billion available to borrow under a 364-day revolving credit agreement that matures on July 5, 2024, and $1.5 billion available under a five-year revolving facility that matures on July 7, 2028. The terms of the 364-day revolving credit agreement and the five-year revolving facility are described further in Note 13 to our consolidated financial statements.

We believe that cash flows from operations, our cash and cash equivalents on hand, and available borrowings under our revolving credit facilities will be sufficient to meet our ongoing liquidity requirements for at least the next twelve months. However, it is possible our needs may change. Further, there can be no assurance that, if needed, we will be able to secure additional financing on terms favorable to us, if at all.

Sources of Liquidity

Cash flows provided by operating activities from continuing operations were $1,581.6 million in 2023 compared to $1,356.2 million in 2022. The increase in 2023 was primarily driven by higher earnings, lower restructuring-related payments and lower tax payments. These favorable items were partially offset by higher investments in inventory in 2023 when compared to 2022, as well as higher bonus payments in 2023.

Cash flows used in investing activities from continuing operations were $778.9 million in 2023 compared to $522.0 million in 2022. Instrument and property, plant and equipment additions reflected ongoing investments in our product portfolio, including new product introductions, optimization of our manufacturing and logistics networks, investments in enterprise resource planning software and a new corporate jet. In addition, in 2023 we paid $134.9 million related to acquisitions and $86.4 million to acquire intellectual property through the buyout of certain licensing arrangements.

Cash flows used in financing activities from continuing operations were $763.5 million in 2023 compared to $775.7 million in 2022. In 2023, we used the proceeds from draws on our existing credit facilities, along with cash on hand, to repurchase $692.2 million of our common stock. We issued senior notes for $499.8 million and used those proceeds to repay amounts outstanding under our existing credit facilities and for general corporate purposes, such that we repaid a net $325.0 million on our various revolving credit facilities and $120.2 million of other debt obligations that were due in the first quarter of 2023.

We place our cash and cash equivalents in highly-rated financial institutions and limit the amount of credit exposure to any one entity. We invest only in high-quality financial instruments in accordance with our internal investment policy.

As of December 31, 2023, $343.4 million of our cash and cash equivalents were held in jurisdictions outside of the U.S. Of this amount, $55.0 million is denominated in U.S. Dollars and, therefore, bears no foreign currency translation risk. The remaining amount is denominated in currencies of the various countries where we operate. As discussed in Note 17 to our consolidated financial statements, we generally intend to limit distributions such that they would not result in significant U.S. tax costs.

Material Cash Requirements from Known Contractual and Other Obligations

At December 31, 2023, we had outstanding debt of $5,767.9 million, of which $900.0 million was classified as current debt. Of our current debt, $850.0 million of senior notes mature on November 22, 2024 and the remaining $50.0 million is outstanding under an uncommitted credit facility which we expect to repay during 2024. We believe we can satisfy these debt obligations with cash generated from our operations, by issuing new debt and/or by borrowing on our committed revolving credit facilities.

For additional information on our debt, including types of debt, maturity dates, interest rates, debt covenants and available revolving credit facilities, see Note 13 to our consolidated financial statements.

In March, May, August and December 2023, our Board of Directors declared cash dividends of $0.24 per share. We expect to continue paying cash dividends on a quarterly basis; however, future dividends are subject to approval of the Board of Directors and may be adjusted as business needs or market conditions change.

In February 2016, our Board of Directors authorized a $1.0 billion share repurchase program effective March 1, 2016, with no expiration date. In 2023, we executed share repurchases to return cash to investors as well as to limit ownership dilution from the issuance of common stock under our share-based compensation programs and in connection with our acquisition of Embody, Inc. As of December 31, 2023, $155.8 million remained authorized under this program. An additional 0.5 million shares were repurchased in early January 2024 for $64.1 million.

As discussed in Note 5 to our consolidated financial statements, we are executing on a 2023 Restructuring Plan, a 2021 Restructuring Plan and a 2019 Restructuring Plan. The 2023 Restructuring Plan along with other related initiatives is expected to result in total pre-tax charges of $120 million to $135 million by the end of 2025, of which approximately $13 million was incurred through December 31, 2023. We expect to reduce gross annual pre-tax operating expenses by $175 million to $200 million relative to the 2023 baseline expenses by the end of 2025 as program benefits under the 2023 Restructuring Plan are realized. The 2021 Restructuring Plan is expected to result in total pre-tax restructuring charges of approximately $180 million by the end of 2024, of which approximately $170 million was incurred through December 31, 2023. We expect to reduce gross annual pre-tax operating expenses by approximately $190 million relative to the 2021 baseline expenses by the end of 2024 as program benefits under the 2021 Restructuring Plan are realized. The 2019 Restructuring Plan is expected to result in total pre-tax restructuring charges of approximately $370 million by the end of 2025, of which approximately $320 million was incurred through December 31, 2023. In our original estimates, we expected to reduce gross annual pre-tax operating expenses by approximately $180 million to $280 million relative to the 2019 baseline expenses by the end of 2023 as benefits under the 2019 Restructuring Plan were realized. Our latest estimates indicate that we will be near the low end of that range, and the full benefits will not be realized until we complete the closure of a manufacturing facility, which is expected of occur in 2025.

As discussed in Note 17 to our consolidated financial statements, the IRS has issued proposed adjustments for years 2010 through 2012, for years 2013 through 2015, and for years 2016 through 2019. We have disputed these proposed adjustments and intend to continue to vigorously defend our positions. Although the ultimate timing for resolution of the disputed tax issues is uncertain, future payments may be significant to our operating cash flows.

Under the Tax Cuts and Jobs Act of 2017, we have a $206.2 million liability remaining from a one-time tax on the mandatory deemed repatriation of post-1986 untaxed foreign earnings and profits (“transition tax”) for the deemed repatriation of unremitted foreign earnings. As of December, 31, 2023, $51.6 and $154.6 million of this amount is recorded in current income tax liabilities and non-current income tax liabilities, respectively, on our consolidated balance sheet.

As discussed in Note 21 to our consolidated financial statements, we are involved in various litigation matters. We estimate the total liabilities for all litigation matters was $244.1 million as of December 31, 2023. We expect to pay these liabilities over the next few years.

In the normal course of business, we enter into purchase commitments, primarily related to raw materials. However, we do not believe these purchase commitments are material to the overall standing of our business or our liquidity.

We have entered into development, distribution and other contractual arrangements that may result in future payments dependent upon various events such as the achievement of certain product R&D milestones, sales milestones, or exclusive rights to distribute a product. These estimated payments related to these agreements could range from $0 to $440 million.

CRITICAL ACCOUNTING ESTIMATES

The preparation of our financial statements is affected by the selection and application of accounting policies and methods, and also requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Critical accounting estimates are those that involve a significant level of estimation uncertainty and have had or are reasonably likely to have a material impact on our financial condition and results of operations. We believe that the accounting estimates and assumptions described below involve significant subjectivity and judgment, and changes to such estimates or assumptions could have a material impact on our financial condition or operating results.

Excess Inventory and Instruments - We must determine as of each balance sheet date how much, if any, of our inventory may ultimately prove to be unsaleable or unsaleable at our carrying cost. Similarly, we must also determine if instruments on hand will be put to productive use or remain undeployed as a result of excess supply. Accordingly, inventory and instruments are written down to their net realizable value. To determine the appropriate net realizable value, we evaluate current stock levels in relation to historical and expected patterns of demand for all of our products and instrument systems and components. The basis for the determination is generally the same for all inventory and instrument items and categories except for work‑in‑process inventory, which is recorded at cost. Obsolete or discontinued items are generally destroyed and completely written off. Management evaluates the need for changes to the net realizable values of inventory and instruments based on market conditions, competitive offerings and other factors on a regular basis.

Income Taxes - Our income tax expense, deferred tax assets and liabilities and reserves for unrecognized tax benefits reflect management’s best assessment of estimated future taxes to be paid. We are subject to income taxes in the U.S. and numerous foreign jurisdictions. Significant judgments and estimates are required in determining the consolidated income tax expense.

We estimate income tax expense and income tax liabilities and assets by taxable jurisdiction. Realization of deferred tax assets in each taxable jurisdiction is dependent on our ability to generate future taxable income sufficient to realize the benefits. We evaluate deferred tax assets on an ongoing basis and provide valuation allowances unless we determine it is “more likely than not” that the deferred tax benefit will be realized.

The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in numerous jurisdictions across our global operations. We are subject to regulatory review or audit in virtually all of those jurisdictions and those reviews and audits may require extended periods of time to resolve. We record our income tax provisions based on our knowledge of all relevant facts and circumstances, including existing tax laws, our experience with previous settlement agreements, the status of current examinations and our understanding of how the tax authorities view certain relevant industry and commercial matters.

We recognize tax liabilities in accordance with the Financial Accounting Standards Board (“FASB”) guidance on income taxes and we adjust these liabilities when our judgment changes as a result of the evaluation of new information not previously available. Due to the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from our current estimate of the tax liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which they are determined.

Commitments and Contingencies - We are involved in various ongoing proceedings, legal actions and claims, including product liability, intellectual property, stockholder matters, tax disputes, commercial disputes, employment matters, whistleblower and qui tam claims and investigations, governmental proceedings and investigations, and other legal matters that arise in the normal course of our business. We establish liabilities for loss contingencies when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. Accruals for product liability and other claims are established with the assistance of internal and external legal counsel based on current information and historical settlement information for claims, related legal fees and for claims incurred but not reported.

Goodwill and Intangible Assets - We evaluate the carrying value of goodwill and indefinite life intangible assets annually, or whenever events or circumstances indicate that the fair value is below its carrying amount. We evaluate the carrying value of finite life intangible assets whenever events or circumstances indicate the carrying value may not be recoverable. Significant assumptions are required to estimate the fair value of goodwill and intangible assets, most notably estimated future cash flows generated by these assets and risk-adjusted discount rates. As such, these fair value measurements use significant unobservable inputs. Changes to these assumptions could require us to record impairment charges on these assets.

We have three reporting units with goodwill assigned to them. During our annual goodwill impairment testing in the fourth quarter of 2023, for two of these reporting units their estimated fair values exceeded their carrying values by more than 50 percent. We estimated the fair value of these reporting units using the income and market approaches. Fair value under the income approach was determined by discounting to present value the estimated future cash flows of the reporting unit. Fair value under the market approach utilized the guideline public company methodology, which uses valuation indicators determined from other businesses that are similar to our reporting unit. We performed a qualitative test on the other reporting unit and concluded it was more likely than not the fair value of this reporting unit exceeded its carrying value.

Future impairment in our reporting units could occur if the estimates used in the income and market approaches change. If our estimates of profitability in the reporting unit decline, the fair value estimate under the income approach will decline. Additionally, changes in the broader economic environment could cause changes to our estimated discount rates and comparable company valuation indicators, which may impact our estimated fair values. Further, changes in foreign currency exchange rates could increase the cost of procuring inventory and services from foreign suppliers, which could reduce reporting unit profitability.

RECENT ACCOUNTING PRONOUNCEMENTS

See Note 2 to our consolidated financial statements for information on how recent accounting pronouncements have affected or may affect our financial position, results of operations or cash flows.

Item 8. Financial Statements and Supplementary Data

Zimmer Biomet Holdings, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Zimmer Biomet Holdings, Inc.

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying consolidated balance sheets of Zimmer Biomet Holdings, Inc. and its subsidiaries (the “Company”) as of December 31, 2023 and 2022, and the related consolidated statements of earnings, of comprehensive income (loss), of stockholders’ equity and of cash flows for each of the three years in the period ended December 31, 2023, including the related notes and schedule of valuation and qualifying accounts for each of the three years in the period ended December 31, 2023 (not presented herein) appearing under Item 15(a)(2) of the Company’s 2023 Annual Report on Form 10-K (collectively referred to as the “consolidated financial statements”). We also have audited the Company's internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2023 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2023, based on criteria established in Internal Control - Integrated Framework (2013) issued by the COSO.

Basis for Opinions

The Company's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2023 Annual Report on Form 10-K. Our responsibility is to express opinions on the Company’s consolidated financial statements and on the Company's internal control over financial reporting based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud, and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the consolidated financial statements included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

Definition and Limitations of Internal Control over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Tax Liabilities for Certain Unrecognized Tax Benefits

As described in Notes 2 and 17 to the consolidated financial statements, the Company has recorded tax liabilities for unrecognized tax benefits with a consolidated balance of $391.9 million as of December 31, 2023. The calculation of certain of the Company’s estimated tax liabilities, representing a majority of the consolidated balance, involves dealing with uncertainties in the application of complex tax laws and regulations in a multitude of jurisdictions across the Company’s global operations. The Company’s income tax filings are regularly under audit in multiple federal, state and foreign jurisdictions. Income tax audits may require an extended period of time to reach resolution and may result in significant income tax adjustments when interpretation of tax laws or allocation of company profits is disputed.

The principal considerations for our determination that performing procedures relating to tax liabilities for certain unrecognized tax benefits is a critical audit matter are (i) the significant judgment by management when determining the tax liabilities for certain unrecognized tax benefits due to a high degree of estimation uncertainty related to management’s application of complex tax laws and regulations, the result of income tax audits, and potential for significant adjustments as a result of such audits; (ii) a high degree of auditor judgment, subjectivity, and effort in performing procedures to evaluate the timely identification and accurate measurement of tax liabilities for certain unrecognized tax benefits and evaluating audit evidence available to support the estimates; and (iii) the audit effort involved the use of professionals with specialized skill and knowledge.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included testing the effectiveness of controls relating to the identification and accurate measurement of tax liabilities for unrecognized tax benefits, including controls addressing the completeness of the tax liabilities. These procedures also included, among others (i) evaluating the accuracy of the measurement of tax liabilities for certain unrecognized tax benefits by testing certain information used in the calculation of tax liabilities for certain unrecognized tax benefits by jurisdiction, on a sample basis; (ii) assessing the completeness of the Company’s identification of tax liabilities for unrecognized tax benefits and possible outcomes for certain unrecognized tax benefits; and (iii) evaluating the status and results of income tax audits related to certain unrecognized tax benefits with the relevant tax authorities. Professionals with specialized skill and knowledge were used to assist in evaluating management’s application of complex tax laws and regulations in various jurisdictions and assessing the reasonableness of certain of the Company’s tax positions.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

February 23, 2024, except for the change to the operating profit measures of operating segments discussed in Note 19 to the consolidated financial statements, as to which the date is August 7, 2024

We have served as the Company’s auditor since 2000.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

(in millions, except per share amounts)

	For the Years Ended December 31,
	2023	2022	2021
Net Sales	$7,394.2	$6,939.9	$6,827.3
Cost of products sold, excluding intangible asset amortization	2,083.8	2,019.5	1,960.4
Intangible asset amortization	561.5	526.8	529.5
Research and development	458.7	406.0	435.8
Selling, general and administrative	2,838.9	2,761.7	2,843.4
Goodwill and intangible asset impairment	-	292.8	16.3
Restructuring and other cost reduction initiatives	151.9	191.6	125.7
Quality remediation	-	33.8	52.8
Acquisition, integration, divestiture and related	21.7	11.4	3.1
Operating expenses	6,116.5	6,243.6	5,967.0
Operating Profit	1,277.7	696.3	860.3
Other (expense) income, net	(9.3)	(128.0)	12.2
Interest expense, net	(201.2)	(164.8)	(208.4)
Loss on early extinguishment of debt	-	-	(165.1)
Earnings from continuing operations before income taxes	1,067.3	403.5	499.0
Provision for income taxes from continuing operations	42.2	112.3	53.5
Net Earnings from Continuing Operations	1,025.1	291.2	445.5
Less: Net earnings attributable to noncontrolling interest	1.1	1.0	0.5
Net Earnings from Continuing Operations of Zimmer Biomet Holdings, Inc.	1,024.0	290.2	445.0
Loss from Discontinued Operations, Net of Tax	-	(58.8)	(43.4)
Net Earnings of Zimmer Biomet Holdings, Inc.	$1,024.0	$231.4	$401.6

Basic Earnings Per Common Share
Earnings from Continuing Operations	$4.91	$1.38	$2.14
Loss from Discontinued Operations	-	(0.28)	(0.21)
Basic Earnings Per Common Share	$4.91	$1.10	$1.93

Diluted Earnings Per Common Share
Earnings from Continuing Operations	$4.88	$1.38	$2.12
Loss from Discontinued Operations	-	(0.28)	(0.21)
Diluted Earnings Per Common Share	$4.88	$1.10	$1.91

Weighted Average Common Shares Outstanding
Basic	208.7	209.6	208.6
Diluted	209.7	210.3	210.4

The accompanying notes are an integral part of these consolidated financial statements.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in millions)

	For the Years Ended December 31,
	2023	2022	2021
Net Earnings of Zimmer Biomet Holdings, Inc.	$1,024.0	$231.4	$401.6
Other Comprehensive Income (Loss):
Foreign currency cumulative translation adjustments, net of tax	9.9	(123.3)	(99.9)
Unrealized cash flow hedge gains, net of tax	71.1	83.5	86.4
Reclassification adjustments on hedges, net of tax	(77.4)	(46.0)	1.3
Adjustments to prior service cost and unrecognized actuarial assumptions, net of tax	(15.3)	77.0	78.4
Total Other Comprehensive (Loss) Income	(11.7)	(8.8)	66.2
Comprehensive Income Attributable to Zimmer Biomet Holdings, Inc.	$1,012.3	$222.6	$467.8

The accompanying notes are an integral part of these consolidated financial statements.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share amounts)

	As of December 31,
	2023	2022
ASSETS
Current Assets:
Cash and cash equivalents	$415.8	$375.7
Accounts receivable, less allowance for credit losses	1,442.4	1,381.5
Inventories	2,385.2	2,147.2
Prepaid expenses and other current assets	366.1	522.9
Total Current Assets	4,609.5	4,427.3
Property, plant and equipment, net	2,060.4	1,872.5
Goodwill	8,818.5	8,580.2
Intangible assets, net	4,856.4	5,063.8
Other assets	1,152.1	1,122.2
Total Assets	$21,496.9	$21,066.0
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$410.6	$354.1
Income taxes payable	61.2	38.5
Other current liabilities	1,485.7	1,421.3
Current portion of long-term debt	900.0	544.3
Total Current Liabilities	2,857.4	2,358.2
Deferred income taxes, net	357.6	474.8
Long-term income tax payable	273.7	421.2
Other long-term liabilities	652.1	632.6
Long-term debt	4,867.9	5,152.2
Total Liabilities	9,008.7	9,039.0
Commitments and Contingencies (Note 21)
Stockholders' Equity:
Common stock, $0.01 par value, one billion shares authorized, 316.2 million (313.8 million in 2022) issued	3.2	3.1
Paid-in capital	9,846.1	9,504.4
Retained earnings	10,384.5	9,559.3
Accumulated other comprehensive loss	(191.0)	(179.3)
Treasury stock, 110.6 million shares (104.8 million shares in 2022)	(7,562.3)	(6,867.2)
Total Zimmer Biomet Holdings, Inc. stockholders' equity	12,480.5	12,020.3
Noncontrolling interest	7.7	6.7
Total Stockholders' Equity	12,488.1	12,027.0
Total Liabilities and Stockholders' Equity	$21,496.9	$21,066.0

The accompanying notes are an integral part of these consolidated financial statements.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

(in millions, except per share amounts)

	Zimmer Biomet Holdings, Inc. Stockholders
					Accumulated
					Other				Total
	Common Shares		Paid-in	Retained	Comprehensive	Treasury Shares		Noncontrolling	Stockholders'
	Number	Amount	Capital	Earnings	(Loss) Income	Number	Amount	Interest	Equity
Balance January 1, 2021	311.4	$3.1	$9,121.6	$10,086.9	$(297.8)	(103.8)	$(6,719.6)	$5.2	$12,199.4
Net earnings	-	-	-	401.6	-	-	-	0.5	402.1
Other comprehensive income	-	-	-	-	66.2	-	-	-	66.2
Cash dividends declared ($0.96 per share)	-	-	-	(200.4)	-	-	-	-	(200.4)
Stock compensation plans	1.4	-	193.2	4.1	-	-	1.8	-	199.1
Balance December 31, 2021	312.8	3.1	9,314.8	10,292.2	(231.6)	(103.8)	(6,717.8)	5.7	12,666.4
Net earnings	-	-	-	231.4	-	-	-	1.0	232.4
Other comprehensive loss	-	-	-	-	(8.8)	-	-	-	(8.8)
Cash dividends declared ($0.96 per share)	-	-	-	(201.3)	-	-	-	-	(201.3)
Reclassifications of net investment hedges	-	-	-	-	25.9	-	-	-	25.9
Spinoff of ZimVie Inc.	-	-	-	(763.4)	35.2	-	-	-	(728.2)
Stock compensation plans	1.0	-	189.6	0.4	-	-	0.6	-	190.6
Share repurchases		-	-	-	-	(1.0)	(150.0)	-	(150.0)
Balance December 31, 2022	313.8	3.1	9,504.4	9,559.3	(179.3)	(104.8)	(6,867.2)	6.7	12,027.0
Net earnings	-	-	-	1,024.0	-	-	-	1.1	1,025.1
Other comprehensive loss	-	-	-	-	(11.7)	-	-	-	(11.7)
Cash dividends declared ($0.96 per share)	-	-	-	(200.1)	-	-	-	-	(200.1)
Stock compensation plans	1.2	-	193.6	1.3	-	-	1.0	-	195.8
Embody, Inc acquisition consideration	1.2	0.1	150.4	-	-	-	-	-	150.5
Share repurchases	-	-	(2.3)	-	-	(5.8)	(696.1)	-	(698.4)
Balance December 31, 2023	316.2	$3.2	$9,846.1	$10,384.5	$(191.0)	(110.6)	$(7,562.3)	$7.7	$12,488.1

The accompanying notes are an integral part of these consolidated financial statements.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	For the Years Ended December 31,
	2023	2022	2021
Cash flows provided by (used in) operating activities from continuing operations:
Net earnings from continuing operations	$1,025.1	$291.2	$445.5
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	951.7	926.4	937.7
Share-based compensation	99.8	105.0	76.0
Goodwill and intangible asset impairment	-	292.8	16.3
Loss on early extinguishment of debt	-	-	165.1
(Gain) loss on investment in ZimVie Inc.	(2.5)	116.6	-
Deferred income tax benefit	(96.3)	(64.4)	(102.1)
Changes in operating assets and liabilities, net of acquired assets and liabilities
Income taxes	(73.8)	(152.9)	(123.9)
Receivables	(51.9)	(184.7)	(40.8)
Inventories	(240.4)	(75.6)	(8.4)
Accounts payable and accrued liabilities	(55.3)	103.0	86.5
Other assets and liabilities	25.2	(1.2)	(47.6)
Net cash provided by operating activities from continuing operations	1,581.6	1,356.2	1,404.3
Cash flows provided by (used in) investing activities from continuing operations:
Additions to instruments	(311.7)	(258.3)	(273.6)
Additions to other property, plant and equipment	(291.1)	(187.9)	(143.6)
Net investment hedge settlements	33.4	89.4	1.9
Acquisition of intellectual property rights	(86.4)	-	(8.4)
Business combination investments, net of acquired cash	(134.9)	(99.8)	-
Other investing activities	11.8	(65.4)	(19.6)
Net cash used in investing activities from continuing operations	(778.9)	(522.0)	(443.3)
Cash flows provided by (used in) financing activities from continuing operations:
Net (payments) proceeds on revolving facilities	(325.0)	375.0	-
Proceeds from senior notes	499.8	-	1,599.8
Redemption of senior notes	(86.3)	(1,275.8)	(2,654.8)
Proceeds from term loan	-	83.0	-
Payments on term loans	(33.9)	(242.9)	-
Dividends paid to stockholders	(200.9)	(201.2)	(200.1)
Proceeds from employee stock compensation plans	101.1	78.1	122.5
Distribution from ZimVie, Inc.	-	540.6	-
Business combination contingent consideration payments	(10.3)	-	(8.9)
Debt issuance costs	(5.8)	(1.6)	(13.2)
Deferred business combination payments	(4.0)	-	(145.0)
Repurchase of common stock	(692.2)	(126.4)	-
Other financing activities	(6.1)	(4.5)	(6.3)
Net cash used in financing activities from continuing operations	(763.5)	(775.7)	(1,306.0)
Cash flows provided by (used in) discontinued operations:
Net cash (used in) provided by operating activities	-	(71.5)	94.9
Net cash used in investing activities	-	(7.2)	(60.3)
Net cash used in financing activities	-	(68.1)	-
Net cash (used in) provided by discontinued operations	-	(146.8)	34.6
Effect of exchange rates on cash and cash equivalents	0.9	(14.5)	(13.2)
Increase (decrease) in cash and cash equivalents	40.1	(102.8)	(323.6)
Cash and cash equivalents, beginning of year (includes $100.4 and $27.4 at January 1, 2022 and 2021, respectively, of discontinued operations cash)	375.7	478.5	802.1
Cash and cash equivalents, end of year (includes $100.4 at December 31, 2021 of discontinued operations cash)	$415.8	$375.7	$478.5

The accompanying notes are an integral part of these consolidated financial statements.

ZIMMER BIOMET HOLDINGS, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.
Business

We design, manufacture and market orthopedic reconstructive products; sports medicine, biologics, extremities and trauma products; craniomaxillofacial and thoracic products; surgical products; and a suite of integrated digital and robotic technologies that leverage data, data analytics and artificial intelligence. We collaborate with healthcare professionals around the globe to advance the pace of innovation. Our products and solutions help treat patients suffering from disorders of, or injuries to, bones, joints or supporting soft tissues. Together with healthcare professionals, we help millions of people live better lives.

The words “Zimmer Biomet,” “we,” “us,” “our,” “the Company” and similar words refer to Zimmer Biomet Holdings, Inc. and its subsidiaries. “Zimmer Biomet Holdings” refers to the parent company only.

Spinoff - On March 1, 2022, we completed the previously announced separation of our spine and dental businesses into a new public company through the distribution by Zimmer Biomet Holdings of 80.3% of the outstanding shares of common stock of ZimVie Inc. (“ZimVie”) to Zimmer Biomet Holding’s stockholders. We disposed of our remaining shares of ZimVie in February 2023. The historical results of our spine and dental businesses that were contributed to ZimVie in the spinoff have been reflected as discontinued operations in our consolidated financial statements through the date of the spinoff in 2022 and in 2021 as the spinoff represents a strategic shift in our business that has a major effect on operations and financial results. The disclosures presented in our notes to the consolidated financial statements are presented on a continuing operations basis.

2.
Significant Accounting Policies

Basis of Presentation - The consolidated financial statements include the accounts of Zimmer Biomet Holdings and its subsidiaries in which it holds a controlling financial interest. All significant intercompany accounts and transactions are eliminated. Amounts reported in millions within these notes to the consolidated financial statements are computed based on the actual amounts. As a result, the sum of the components may not equal the total amount reported in millions due to rounding. In addition, certain columns and rows within tables may not sum to the totals due to the use of rounded numbers. Percentages presented are calculated from the underlying unrounded amounts.

Use of Estimates - The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (“GAAP”), which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. We have made our best estimates, as appropriate under GAAP, in the recognition of our assets and liabilities. Such estimates include, but are not limited to, variable consideration to our customers, our allowance for doubtful accounts for expected credit losses, the net realizable value of our inventory, the fair value of our goodwill, the recoverability of other long-lived assets and unrecognized tax benefits. Actual results could differ materially from these estimates.

Foreign Currency Translation - The financial statements of our foreign subsidiaries are translated into U.S. Dollars using period-end exchange rates for assets and liabilities and average exchange rates for operating results. Unrealized translation gains and losses are included in accumulated other comprehensive loss in stockholders’ equity. When a transaction is denominated in a currency other than the subsidiary’s functional currency, we remeasure the transaction into the functional currency and recognize any transactional gains or losses in earnings.

Shipping and Handling - Amounts billed to customers for shipping and handling of products are reflected in net sales and are not significant. Expenses incurred related to shipping and handling of products are reflected in selling, general and administrative (“SG&A”) expenses and were $272.7 million, $254.4 million and $255.4 million for the years ended December 31, 2023, 2022 and 2021, respectively.

Research and Development - We expense all research and development (“R&D”) costs as incurred except when there is an alternative future use for the R&D. R&D costs include salaries, prototypes, depreciation of equipment used in R&D, consultant fees, service fees paid to collaborative partners, and arrangements to gain access to or acquire third-party in-process R&D projects with no alternative future use. Where contingent milestone payments are due to third parties under R&D arrangements, we expense the milestone payment obligations when it is probable that the milestone results will be achieved.

Litigation - We record an undiscounted liability for contingent losses, including future legal costs, settlements and judgments, when we consider it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

Quality remediation - We used the financial statement line item “Quality remediation” to recognize expenses related to addressing inspectional observations on Form 483 and a warning letter issued by the FDA following its inspections of our Warsaw North Campus facility, among other matters. See Note 21 for additional information about the Form 483 and warning letter. The majority of these expenses were related to consultants who helped us to update previous documents and redesign certain processes.

Restructuring and other cost reduction initiatives - A restructuring is defined as a program that is planned and controlled by management, and materially changes either the scope of a business undertaken by an entity, or the manner in which that business is conducted. Restructuring charges include (i) employee termination benefits, (ii) contract termination costs and (iii) other related costs associated with exit or disposal activities.

In December 2023, 2021 and 2019, we approved separate new global restructuring programs intended to further reduce costs and to reorganize our global operations. Restructuring charges for the years ended December 31, 2023, 2022 and 2021 were primarily attributable to these programs. See Note 5 for additional information regarding these restructuring programs.

We have also initiated other cost reduction and optimization projects that have the goal of reducing costs across the organization. Costs related to these projects are included in our “Restructuring and other cost reduction initiatives” financial statement line item.

Acquisition, integration, divestiture and related – We use the financial statement line item, “Acquisition, integration, divestiture and related” to recognize expenses resulting from the consummation of business mergers and acquisitions and the related integration of those businesses, and expenses related to the divestiture of our businesses. Acquisition, integration, divestiture and related gains and expenses are primarily composed of:

•
Consulting and professional fees related to third-party integration performed in a variety of areas, such as finance, tax, compliance, logistics and human resources, and legal fees related to the consummation of mergers and acquisitions.
•
Employee termination benefits related to terminating employees with overlapping responsibilities in various areas of our business.
•
Dedicated project personnel expenses which include the salary, benefits, travel expenses and other costs directly associated with employees who are 100 percent dedicated to our integration of acquired businesses and employees who have been notified of termination, but are continuing to work on transferring their responsibilities.
•
Contract termination expenses related to terminated contracts, primarily with sales agents and distribution agreements.
•
Changes to our contingent consideration liabilities related to our mergers and acquisitions.
•
Other various expenses to relocate facilities, integrate information technology, losses incurred on assets resulting from the applicable acquisition, and other various expenses.
•
Income and expenses related to providing ZimVie certain services after the separation date.

Cash and Cash Equivalents - We consider all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amounts reported in the balance sheet for cash and cash equivalents are valued at cost, which approximates their fair value.

Accounts Receivable - Accounts receivable consists of trade and other miscellaneous receivables. We grant credit to customers in the normal course of business and maintain an allowance for expected credit losses. We determine the allowance for credit losses by geographic market and take into consideration historical credit experience, creditworthiness of the customer and other pertinent information. We make concerted efforts to collect all accounts receivable, but sometimes we have to write-off the account against the allowance when we determine the account is uncollectible. The allowance for credit losses was $75.1 million and $78.4 million as of December 31, 2023 and 2022, respectively.

Inventories - Inventories are stated at the lower of cost and net realizable value, with cost determined on a first-in first-out basis.

Property, Plant and Equipment - Property, plant and equipment is carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on estimated useful lives of ten to forty years for buildings and improvements and three to eight years for machinery and equipment. Maintenance and repairs are expensed as incurred. We review property, plant and equipment for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. An impairment loss would be recognized when estimated future undiscounted cash flows relating to the asset are less than its carrying amount. An impairment loss is measured as the amount by which the carrying amount of an asset exceeds its fair value.

Software Costs - We capitalize certain computer software and software development costs incurred in connection with developing or obtaining computer software for internal use when both the preliminary project stage is completed and it is probable that the software will be used as intended. Capitalized software costs generally include external direct costs of materials and services utilized in developing or obtaining computer software and compensation and related benefits for employees who are directly associated with the software project. Capitalized software costs are included in property, plant and equipment on our balance sheet and amortized on a straight-line or weighted average estimated user basis when the software is ready for its intended use over the estimated useful lives of the software, which approximate three to fifteen years.

For cloud computing arrangements that are considered a service contract, our capitalization of implementation costs is aligned with the internal use software requirements. However, on our consolidated balance sheet these implementation costs are recognized in other noncurrent assets. On our consolidated statement of cash flows, these implementations costs are recognized in operating cash flows. The implementation costs are recognized on a straight-line basis over the expected term of the related service contract.

Instruments - Instruments are hand-held devices used by surgeons during total joint replacement and other surgical procedures. Instruments are recognized as long-lived assets and are included in property, plant and equipment. Undeployed instruments are carried at cost or net realizable value. Instruments that have been deployed to be used in surgeries are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method based on average estimated useful lives, determined principally in reference to associated product life cycles, primarily five years. We review instruments for impairment whenever events or changes in circumstances indicate that the carrying value of an instrument may not be recoverable. Depreciation of instruments is recognized as SG&A expense.

Goodwill - Goodwill is not amortized but is subject to annual impairment tests. Goodwill has been assigned to reporting units. Potential impairment of a reporting unit is identified by either comparing a reporting unit’s estimated fair value to its carrying amount or doing a qualitative assessment of a reporting unit’s fair value from the last quantitative assessment to determine if there is potential impairment. We may do a qualitative assessment when the results of the previous quantitative test indicated the reporting unit’s estimated fair value was significantly in excess of the carrying value of its net assets and we do not believe there have been significant changes in the reporting unit’s operations that would significantly decrease its estimated fair value. If a quantitative assessment is performed, the fair value of the reporting unit and the fair value of goodwill are determined based upon a discounted cash flow analysis and/or use of a market approach by looking at market values of comparable companies. Significant assumptions are incorporated into our discounted cash flow analyses such as forecasted net sales, revenue growth rates, forecasted operating expenses and risk-adjusted discount rates. We perform this test in the fourth quarter of the year or whenever events or changes in circumstances indicate that the fair value of the reporting unit is more likely than not below its carrying amount. If the fair value of the reporting unit is less than its carrying value, an impairment loss is recorded in the amount that the carrying value of the reporting unit exceeds the fair value. See Note 11 for more information regarding goodwill.

Intangible Assets - Intangible assets are initially measured at their fair value. We have determined the fair value of our intangible assets either by the fair value of the consideration exchanged for the intangible asset or the estimated after-tax discounted cash flows expected to be generated from the intangible asset. Intangible assets with a finite life, including technology, certain trademarks and trade names, customer-related intangibles, intellectual property rights and patents and licenses are amortized on a straight-line basis over their estimated useful life or contractual life, which may range from less than one year to twenty years. Intangible assets with a finite life are tested for impairment whenever events or circumstances indicate that the carrying amount may not be recoverable.

Intangible assets with an indefinite life, including certain trademarks and trade names and in-process research and development (“IPR&D”) projects, are not amortized. Indefinite life intangible assets are assessed annually to determine whether events and circumstances continue to support an indefinite life. Intangible assets with an indefinite life are tested for impairment annually or whenever events or circumstances indicate that the fair value of the reporting unit is more likely than not below its carrying amount. An impairment loss is recognized if the carrying amount exceeds the estimated fair value of the asset. The amount of the impairment loss to be recorded would be determined based upon the excess of the asset’s carrying value over its fair value. The fair values of indefinite lived intangible assets are determined based upon a discounted cash flow analysis using the relief from royalty method or a qualitative assessment may be performed for any changes to the asset’s fair value from the last quantitative assessment. The relief from royalty method estimates the cost savings associated with owning, rather than licensing, assets. Significant assumptions are incorporated into these discounted cash flow analyses such as estimated growth rates, royalty rates and risk-adjusted discount rates. We may do a qualitative assessment when the results of the previous quantitative test indicated that the asset’s fair value was significantly in excess of its carrying value.

In determining the useful lives of intangible assets, we consider the expected use of the assets and the effects of obsolescence, demand, competition, anticipated technological advances, changes in surgical techniques, market influences and other economic factors. For technology-based intangible assets, we consider the expected life cycles of products, absent unforeseen technological advances, which incorporate the corresponding technology. Trademarks and trade names that do not have a wasting characteristic (i.e., there are no legal, regulatory, contractual, competitive, economic or other factors which limit the useful life) are assigned an indefinite life. Trademarks and trade names that are related to products expected to be phased out are assigned lives consistent with the period in which the products bearing each brand are expected to be sold. For customer relationship intangible assets, we assign useful lives based upon historical levels of customer attrition. Intellectual property rights are assigned useful lives that approximate the contractual life of any related patent or the period for which we maintain exclusivity over the intellectual property.

Income Taxes - We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period the new tax rate is enacted.

We reduce our deferred tax assets by a valuation allowance if it is more likely than not that we will not realize some portion or all of the deferred tax assets. In making such determination, we consider all available positive and negative evidence, including future reversals of existing taxable temporary differences, projected future taxable income, tax planning strategies and recent financial operations. In the event we were to determine that we would be able to realize our deferred income tax assets in the future in excess of their net recorded amount, we would make an adjustment to the valuation allowance which would reduce the provision for income taxes.

We operate on a global basis and are subject to numerous and complex tax laws and regulations. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in numerous jurisdictions across our global operations. Our income tax filings are regularly under audit in multiple federal, state, and foreign jurisdictions. Income tax audits may require an extended period of time to reach resolution and may result in significant income tax adjustments when interpretation of tax laws or allocation of company profits is disputed. Because income tax adjustments in certain jurisdictions can be significant, we record tax positions based upon our estimates. For those tax positions where it is more likely than not that a tax benefit will be sustained, we have recorded the largest amount of tax benefit with a greater than 50 percent likelihood of being realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. For those income tax positions where it is not more likely than not that a tax benefit will be sustained, no tax benefit has been recognized in the financial statements.

Derivative Financial Instruments - We measure all derivative instruments at fair value and report them on our consolidated balance sheet as assets or liabilities. We maintain written policies and procedures that permit, under appropriate circumstances and subject to proper authorization, the use of derivative financial instruments solely for risk management purposes. The use of derivative financial instruments for trading or speculative purposes is prohibited by our policy. See Note 15 for more information regarding our derivative and hedging activities.

Accumulated Other Comprehensive Income (Loss) – Accumulated other comprehensive income (loss) (“AOCI”) refers to gains and losses that under GAAP are included in comprehensive income but are excluded from net earnings as these amounts are recorded directly as an adjustment to stockholders’ equity. Our AOCI is comprised of foreign currency translation adjustments, including unrealized gains and losses on net investments hedges, unrealized gains and losses on cash flow hedges and amortization of prior service costs and unrecognized gains and losses in actuarial assumptions.

Other (Expense) Income, Net - Other (expense) income, net includes gains/(losses) on changes in fair value of our investments, gains/(losses) on remeasurement of monetary assets and liabilities denominated in a currency other than an entity's functional currency and the related gains/(losses) on derivative instruments that are not designated as hedging instruments that we use to manage the currency exposures of these assets and liabilities, certain components of pension expense, and other non-operating gains/(losses). In the years ended December 31, 2023 and 2022, we recognized a gain of $2.5 and a loss of $116.6 million, respectively, related to our investment in ZimVie. The initial value of our investment was based upon our 19.7 percent share of the carrying value of net assets transferred to ZimVie on the separation date. At December 31, 2022, we valued our investment at fair value based upon ZimVie's share price on that date, less a discount to reflect that the shares are not registered. We disposed of our remaining shares of ZimVie in February 2023.

Treasury Stock - We account for repurchases of common stock under the cost method and present treasury stock as a reduction of stockholders’ equity. We reissue common stock held in treasury only for limited purposes.

Noncontrolling Interest - We have investments in other companies in which we have a controlling financial interest, but not 100 percent of the equity. Further information related to the noncontrolling interests of those investments has not been provided as it is not significant to our consolidated financial statements.

Accounting Pronouncements Recently Adopted

There were no accounting pronouncements that we adopted in 2023 that had a material effect on our financial position, results of operations or cash flows.

Accounting Pronouncements Not Yet Adopted

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Improvements to Reportable Segment Disclosures, which is an amendment to ASC Topic 280 - Segment Reporting. The ASU requires more detailed and disaggregated segment information, including the disclosure of significant segment expense categories and amounts for each reportable segment. The ASU also requires certain annual disclosures to also be made in interim periods. The ASU is effective for fiscal years beginning after December 15, 2023, and interim periods for fiscal years beginning after December 15, 2024. The guidance will be applied retrospectively unless retrospective adoption is impracticable. Early adoption of this ASU is permitted. We are currently evaluating the impact this ASU will have on our financial statements and disclosures.

In December 2023, the FASB issued ASU 2023-09, Improvements to Income Tax Disclosures, which is an amendment to topic ASC 740 - Income Taxes. The ASU improves the transparency of income tax disclosures by requiring greater disaggregated information about an entity’s effective tax rate reconciliation and requiring additional disclosures and disaggregation of income taxes, among other amendments to improve the effectiveness of income tax disclosures. The ASU is effective for fiscal years beginning after December 15, 2024. The guidance will be applied prospectively with an option to apply the guidance retrospectively. Early adoption of this ASU is permitted. We are currently evaluating the impact this ASU will have on our financial statements and disclosures.

3.
Discontinued Operations and Related ZimVie Matters

On March 1, 2022, we completed the previously announced separation of our spine and dental businesses through the distribution of 80.3% of the outstanding shares of common stock of ZimVie to our stockholders at the close of business on February 15, 2022 (the “Record Date”). The distribution was made in the amount of one share of ZimVie common stock for every ten shares of our common stock owned by our stockholders at the close of business on the Record Date. Fractional shares of ZimVie common stock were not issued but instead were aggregated and sold in the open market with the proceeds being distributed pro rata in lieu of such fractional shares.

In the fourth quarter of 2021, ZimVie entered into a credit agreement with a financial institution providing for revolving loans of up to $175.0 million and term loan borrowings of up to $595.0 million. On February 28, 2022, prior to separation, ZimVie borrowed the entire $595.0 million available under the term loan. Approximately $540.6 million of this amount was paid by ZimVie to Zimmer Biomet in the form of a dividend at separation which is included in our cash flows from financing activities in the consolidated statements of cash flows. We used proceeds from the dividend, along with cash on hand and proceeds from a draw on our revolving credit facility, to repay senior notes due in 2022 which had an outstanding principal balance of $750.0 million.

In connection with the spinoff, we entered into definitive agreements with ZimVie that, among other things, set forth the terms and conditions of the separation and distribution. These agreements include a Transition Services Agreement (the “TSA”), a Transition Manufacturing and Supply Agreement (the “TMA”), a Reverse Transition Manufacturing and Supply Agreement (the “Reverse TMA”), and various other agreements each dated as of March 1, 2022.

Pursuant to the TSA, both we and ZimVie agree to provide certain services to each other, on an interim, transitional basis from and after the separation and the distribution. The services include certain regulatory services, commercial services, operational services, tax services, clinical affairs services, information technology services, finance and accounting services and human resource and employee benefits services. The remuneration to be paid for such services is generally intended to allow the company providing the services to recover all of its costs and expenses of providing such services. The TSA will terminate on the expiration of the term of the last service provided thereunder, which will generally be no later than March 31, 2025. Most TSA services were completed as of December 31, 2023.

Pursuant to the TMA and the Reverse TMA, Zimmer Biomet or ZimVie, as the case may be, will manufacture or cause to be manufactured certain products for the other party, on an interim, transitional basis. Pursuant to such agreements, Zimmer Biomet or ZimVie, as the case may be, will be required to purchase certain minimum amounts of products from the other party. Each of the TMA and the Reverse TMA has a two-year term, with a one-year extension possible upon mutual agreement of the parties.

We recognize any gains or losses from the TSA and TMA agreements in Acquisition, integration, divestiture and related expense in our consolidated statements of earnings. Amounts included in the consolidated statements of earnings related to these agreements for the years ended December 31, 2023, 2022 and 2021 were immaterial.

We initially retained approximately 5.1 million common shares of ZimVie, representing approximately 19.7 percent of ZimVie's outstanding common shares on the separation date. Given our inability to exert significant influence over ZimVie, we recognized this investment at fair value in prepaid expenses and other current assets on our consolidated balance sheet. We disposed of these shares in February 2023. Changes to the fair value of the investment are recognized in non-operating other (expense) income, net. In the years ended December 31, 2023 and 2022, we recognized a gain of $2.5 and a loss of $116.6 million, respectively, related to our investment in ZimVie.

On August 31, 2022, we borrowed an aggregate principal amount of $83.0 million under a short-term credit agreement (the “Short-Term Term Loan”) with a third-party financial institution, the proceeds of which were used to repay certain of our existing indebtedness. On September 1, 2022, we entered into a forward exchange agreement and pledge agreement (collectively the “Forward Exchange Agreement”) with the same financial institution to deliver to them our 5.1 million shares of ZimVie common stock in the first quarter of 2023. We pledged our 5.1 million shares of ZimVie common stock to the financial institution as collateral for our obligations under the Short-Term Term Loan and the Forward Exchange Agreement.

In February 2023, we repaid in full the Short-Term Term Loan by transferring our ZimVie common shares to the financial institution counterparty to settle the Forward Exchange Agreement and by paying $33.9 million in cash, representing an amount determined by the difference between the average daily volume-weighted average price of the ZimVie shares over the outstanding term of the Forward Exchange Agreement and the principal amount of $83.0 million. The transfer of our ZimVie common shares as part of the settlement resulted in a $49.1 million noncash financing activity for the year ended December 31, 2023.

The Forward Exchange Agreement was accounted for at fair value, with changes in fair value recognized in non-operating other (expense) income, net and was included in the net gain related to our investment in ZimVie for the year ended December 31, 2023, as discussed above. The most significant input into the valuation of the Forward Exchange Agreement was the price of ZimVie shares. The fair value of the Forward Exchange Agreement as of

December 31, 2022 was $1.1 million and was included within prepaid expenses and other current assets on our consolidated balance sheet. For the year ended December 31, 2022, an unrealized gain of $1.1 million related to the change in fair value of the Forward Exchange Agreement was recorded in non-operating other (expense) income, net in our consolidated statements of earnings.

As discussed in Note 1, the results of our spine and dental businesses have been reflected as discontinued operations through the date of the spinoff in the prior years presented. Details of earnings (loss) from discontinued operations included in our consolidated statements of earnings are as follows (in millions):

	For the Years Ended
	December 31,
	2022	2021
Net Sales	$147.8	$1,008.8
Cost of products sold, excluding intangible asset amortization	53.5	380.6
Intangible asset amortization	14.0	86.2
Research and development	10.5	61.3
Selling, general and administrative	89.4	480.5
Restructuring and other cost reduction initiatives	0.4	3.3
Quality remediation	-	0.2
Acquisition, integration, divestiture and related	40.9	76.8
Other expense, net	0.3	0.5
Loss from discontinued operations before income taxes	(61.2)	(80.6)
Benefit for income taxes from discontinued operations	(2.4)	(37.2)
Loss from discontinued operations, net of tax	$(58.8)	$(43.4)

4.
Revenue Recognition

We recognize revenue when our performance obligations under the terms of a contract with our customer are satisfied. This happens when we transfer control of our products to the customer, which generally occurs upon implantation or when title passes upon shipment. Revenue is measured as the amount of consideration we expect to receive in exchange for transferring our product. Taxes collected from customers and remitted to governmental authorities are excluded from revenues.

We sell products through two principal channels: 1) direct to healthcare institutions, referred to as direct channel accounts; and 2) through stocking distributors and healthcare dealers. In direct channel accounts and with some healthcare dealers, inventory is generally consigned to sales agents or customers so that products are available when needed for surgical procedures. No revenue is recognized upon the placement of inventory into consignment, as we retain the ability to control the inventory. Upon implantation, we issue an invoice and revenue is recognized. Consignment sales represented approximately 85 percent of our net sales in 2023. Pricing for products is generally predetermined by contracts with customers, agents acting on behalf of customer groups or by government regulatory bodies, depending on the market. Price discounts under group purchasing contracts are generally linked to volume of implant purchases by customer healthcare institutions within a specified group. At negotiated thresholds within a contract buying period, price discounts may increase. Payment terms vary by customer, but are typically less than 90 days.

With sales to stocking distributors and some healthcare dealers and hospitals, revenue is generally recognized when control of our product passes to the customer, which can be upon shipment of the product or receipt by the customer. We estimate sales recognized in this manner represented approximately 15 percent of our net sales in 2023. These customers may purchase items in large quantities if incentives are offered or if there are new product offerings in a market, which could cause period-to-period differences in sales. It is our accounting policy to account for shipping and handling activities as a fulfillment cost rather than as an additional promised service. We have contracts with these customers or orders may be placed from available price lists. Payment terms vary by customer, but are typically less than 90 days.

We offer standard warranties to our customers that our products are not defective. These standard warranties are not considered separate performance obligations. In limited circumstances, we offer extended warranties that are separate performance obligations. We have very few contracts that have multiple performance obligations. Since we do not have significant multiple element arrangements and essentially all of our sales are recognized upon implantation of a product or when title passes, very little judgment is required to allocate the transaction price of a contract or determine when control has passed to a customer. Our costs to obtain contracts consist primarily of sales commissions to employees or third-party agents that are earned when control of our product passes to the customer. Therefore, sales commissions are expensed as part of SG&A expenses at the same time revenue is recognized. Accordingly, we do not have significant contract assets, liabilities or future performance obligations.

We offer volume-based discounts, rebates, prompt pay discounts, right of return and other various incentives which we account for under the variable consideration model. If sales incentives may be earned by a customer for purchasing a specified amount of our product, we estimate whether such incentives will be achieved and recognize these incentives as a reduction in revenue in the same period the underlying revenue transaction is recognized. We primarily use the expected value method to estimate incentives. Under the expected value method, we consider the historical experience of similar programs as well as review sales trends on a customer-by-customer basis to estimate what levels of incentives will be earned. Occasionally, products are returned and, accordingly, we maintain an estimated refund liability based upon the expected value method that is recorded as a reduction in revenue.

We analyze sales by two geographies, the United States and International; and by the following product categories: Knees; Hips; Sports Medicine, Extremities and Trauma (“S.E.T.”), which includes Craniomaxillofacial and Thoracic (“CMFT”); and Other. Other includes sales from our Technology, Surgical and Bone Cement products.

This net sales presentation differs from our reportable operating segments, which are based upon our senior management organizational structure and how we allocate resources toward achieving operating profit goals. Each of our reportable operating segments sells all the product categories noted above. Accordingly, the only difference from the presentation below and our reportable operating segments are the geographic groupings.

Net sales by geography are as follows (in millions):

	For the Years Ended December 31,
	2023	2022	2021
United States	$4,288.8	$4,012.4	$3,853.9
International	3,105.4	2,927.5	2,973.4
Total	$7,394.2	$6,939.9	$6,827.3

Net sales by product category are as follows (in millions):

	For the Years Ended December 31,
	2023	2022	2021
Knees	$3,038.4	$2,778.3	$2,647.9
Hips	1,967.2	1,894.9	1,856.1
S.E.T	1,752.6	1,696.7	1,727.8
Other	636.0	570.0	595.5
Total	$7,394.2	$6,939.9	$6,827.3

5.
Restructuring

In December 2023, our management approved a new global restructuring program (the “2023 Restructuring Plan”) intended to optimize our cost base and drive greater efficiencies throughout the company. The 2023 Restructuring Plan is expected to result in total pre-tax restructuring charges of approximately $100 million. The pre-tax restructuring charges consist of employee termination benefits, and other charges, such as consulting fees. The expenses incurred under our 2023 Restructuring Plan are reported in our “Restructuring and other cost reduction initiatives” financial statement line item. The following table summarizes the liabilities recognized related to the 2023 Restructuring Plan (in millions):

	Employee
	Termination	Contract
	Benefits	Terminations	Other	Total
Balance, December 31, 2022	$-	$-	$-	$-
Additions	9.2	-	3.6	12.8
Cash payments	-	-	(1.0)	(1.0)
Non-cash activity	-	-	2.4	2.4
Balance, December 31, 2023	9.2	-	5.0	14.2

Expense incurred since the start of the 2023 Restructuring Plan	$9.2	$-	$3.6	$12.8

Expense estimated to be recognized for the 2023 Restructuring Plan	$85.0	$-	$15.0	$100.0

In December 2021, our management approved a new global restructuring program (the “2021 Restructuring Plan”) intended to further reduce costs and to reorganize our global operations in preparation for the spinoff of ZimVie. The 2021 Restructuring Plan is expected to result in total pre-tax restructuring charges of approximately $180 million. The pre-tax restructuring charges consist of employee termination benefits; contract terminations for sales agents; and other charges, such as consulting fees and project management expenses. The expenses incurred under our 2021 Restructuring Plan are reported in our “Restructuring and other cost reduction initiatives” financial statement line item. The following table summarizes the liabilities recognized related to the 2021 Restructuring Plan (in millions):

	Employee
	Termination	Contract
	Benefits	Terminations	Other	Total
Balance, December 31, 2020	$-	$-	$-	$-
Additions	19.5	2.3	10.3	32.1
Cash payments	-	-	-	-
Foreign currency exchange rate changes	-	-	-	-
Balance, December 31, 2021	19.5	2.3	10.3	32.1
Additions	33.6	49.5	16.6	99.7
Cash payments	(43.4)	(27.8)	(23.9)	(95.1)
Foreign currency exchange rate changes	0.8	1.0	0.1	1.9
Balance, December 31, 2022	10.5	25.0	3.1	38.6
Additions	6.0	22.0	9.3	37.3
Cash payments	(12.5)	(30.2)	(9.6)	(52.3)
Foreign currency exchange rate changes	0.2	0.8	0.1	1.1
Balance, December 31, 2023	$4.2	$17.6	$2.9	$24.7

Expense incurred since the start of the 2021 Restructuring Plan	$59.1	$73.8	$36.2	$169.1

Expense estimated to be recognized for the 2021 Restructuring Plan	$60.0	$80.0	$40.0	$180.0

In December 2019, our Board of Directors approved, and we initiated, a new global restructuring program (the “2019 Restructuring Plan”) with an objective of reducing costs to allow us to further invest in higher priority growth opportunities. The 2019 Restructuring Plan is expected to result in total pre-tax restructuring charges of approximately $370 million. The pre-tax restructuring charges consist of employee termination benefits; contract terminations for facilities and sales agents; and other charges, such as consulting fees, project management and relocation costs, including costs to close a manufacturing facility.

The following table summarizes the location on our consolidated statement of earnings and type of cost for our 2019 Restructuring Plan (in millions):

	Year Ended December 31, 2023
	Employee
	Termination	Contract
	Benefits	Terminations	Other	Total
Cost of products sold, excluding intangible asset amortization	$-	$-	$8.2	$8.2
Restructuring and other cost reduction initiatives	17.4	-	15.9	33.3
	$17.4	$-	$24.1	$41.5

In the years ended December 31, 2022 and 2021, all expenses related to the 2019 Restructuring Plan were recognized in “Restructuring and other cost reduction initiatives”.

The following table summarizes the liabilities recognized related to the 2019 Restructuring Plan (in millions):

	Employee
	Termination	Contract
	Benefits	Terminations	Other	Total
Balance, December 31, 2020	$37.8	$10.9	$15.1	$63.8
Additions	7.3	18.5	49.2	75.0
Cash payments	(28.7)	(12.9)	(64.2)	(105.8)
Foreign currency exchange rate changes	(1.6)	-	(0.1)	(1.7)
Balance, December 31, 2021	14.8	16.5	-	31.3
Additions	29.1	0.7	40.1	69.9
Cash payments	(13.4)	(7.3)	(33.3)	(54.0)
Foreign currency exchange rate changes	(1.6)	(0.9)	(0.4)	(2.9)
Balance, December 31, 2022	28.9	9.0	6.4	$44.3
Additions	17.4	-	24.1	41.5
Cash payments	(2.1)	(3.4)	(27.7)	(33.2)
Foreign currency exchange rate changes	(0.4)	-	0.1	(0.3)
Balance, December 31, 2023	$43.8	$5.6	$2.9	$52.3

Expense incurred since the start of the 2019 Restructuring Plan	$125.7	$35.0	$158.7	$319.4

Expense estimated to be recognized for the 2019 Restructuring Plan	$155.0	$35.0	$180.0	$370.0

We do not include restructuring charges in the operating profit of our reportable segments. We report the expenses for other cost reduction and optimization initiatives in our “Restructuring and other cost reduction initiatives” financial statement line item because these activities also have the goal of reducing costs across the organization. However, since the cost reduction initiative expenses are not considered restructuring, they have been excluded from the amounts presented in this note.

6.
Share-Based Compensation

Our share-based payments primarily consist of stock options and restricted stock units (“RSUs”). Share-based compensation expense was as follows (in millions):

	For the Years Ended December 31,
	2023	2022	2021
Total expense, pre-tax	$99.8	$105.0	$76.0
Tax benefit related to awards	16.7	16.9	17.2
Total expense, net of tax	$83.1	$88.1	$58.8

We had two equity compensation plans in effect at December 31, 2023: the 2009 Stock Incentive Plan (“2009 Plan”) and the Stock Plan for Non-Employee Directors. We have reserved the maximum number of shares of common stock available for awards under the terms of each of these plans. We have registered 49.9 million shares of common stock under these plans. The 2009 Plan provides for the grant of nonqualified stock options and incentive stock options, long-term performance awards in the form of performance shares or units, restricted stock, RSUs and stock appreciation rights. The Compensation and Management Development Committee of the Board of Directors determines the grant date for annual grants under our equity compensation plans. The date for annual grants under the 2009 Plan to our executive officers is expected to occur in the first quarter of each year following the earnings announcements for the previous quarter and full year. The Stock Plan for Non-Employee Directors provides for awards of stock options, restricted stock and RSUs to non-employee directors. It has been our practice to issue shares of common stock upon exercise of stock options from previously unissued shares, except in limited circumstances where they are issued from treasury stock. The total number of awards which may be granted in a given year and/or over the life of the plan under each of our equity compensation plans is limited. At December 31, 2023, an aggregate of 7.7 million shares were available for future grants and awards under these plans.

Stock Options

Stock options granted to date under our plans generally vest over three or four years and have a maximum contractual life of 10 years. As established under our equity compensation plans, vesting may accelerate upon retirement after the first anniversary date of the award if certain criteria are met. We recognize expense related to stock options on a straight-line basis over the requisite service period, less awards expected to be forfeited using estimated forfeiture rates. Due to the accelerated retirement provisions, the requisite service period of our stock options range from one to four years. Stock options are granted with an exercise price equal to the market price of our common stock on the date of grant, except in limited circumstances where local law may dictate otherwise.

A summary of stock option activity for the year ended December 31, 2023 is as follows (options in thousands):

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Intrinsic Value (in millions)
Outstanding at January 1, 2023	7,944	$121.94
Options granted	15	127.96
Options exercised	(733)	96.17
Options forfeited	(280)	135.28
Options expired	(725)	131.46
Outstanding at December 31, 2023	6,221	$123.29	5.0	$44.3
Vested or expected to vest as of December 31, 2023	6,176	$123.23	5.0	$44.1
Exercisable at December 31, 2023	5,012	$120.83	4.4	$41.0

We use a Black-Scholes option-pricing model to determine the fair value of our stock options. Expected volatility was derived from a combination of historical volatility and implied volatility because the options that were actively traded around the grant date of our stock options did not have maturities of over one year. The expected term of the stock options has been derived from historical employee exercise behavior. The risk-free interest rate was determined using the implied yield currently available for zero-coupon U.S. government issues with a remaining term approximating the expected life of the options. The dividend yield was determined by using an estimated annual dividend and dividing it by the market price of our stock on the grant date.

The following table presents information regarding the weighted average fair value of stock options granted, the assumptions used to determine fair value, the intrinsic value of options exercised and the tax benefit of options exercised in the indicated year:

	For the Years Ended December 31,
	2023	2022	2021
Dividend yield	0.8%	0.8%	0.6%
Volatility	27.7%	30.2%	30.3%
Risk-free interest rate	3.5%	1.9%	0.7%
Expected life (years)	5.0	5.0	5.4
Weighted average fair value of options granted	$36.65	$32.07	$43.91
Intrinsic value of options exercised (in millions)	$23.2	$20.5	$54.6
Tax benefit of options exercised (in millions)	$4.4	$4.0	$10.8

As of December 31, 2023, there was $18.7 million of unrecognized share-based payment expense related to nonvested stock options granted under our plans. That expense is expected to be recognized over a weighted average period of 1.2 years.

RSUs

We have awarded RSUs to certain of our employees. The terms of the awards are generally three or four years. Some of the awards have only service conditions while some have performance and market conditions in addition to service conditions. Future service conditions may be waived if an employee retires after the first anniversary date of the award, but performance and market conditions continue to apply. Accordingly, the requisite service period used for share-based payment expense on our RSUs range from one year to four years.

A summary of nonvested RSU activity for the year ended December 31, 2023 is as follows (RSUs in thousands):

		Weighted Average
		Grant Date
	RSUs	Fair Value
Outstanding at January 1, 2023	1,198	$147.85
Granted	1,225	127.47
Vested	(265)	124.73
Forfeited	(351)	147.16
Outstanding at December 31, 2023	1,807	$135.97

For the RSUs with service conditions only, the fair value of the awards was determined based upon the fair market value of our common stock on the date of grant. For the RSUs with market conditions, a Monte Carlo valuation technique was used to simulate the market conditions of the awards. The outcome of the simulation was used to determine the fair value of the awards.

We are required to estimate the number of RSUs that will vest and recognize share-based payment expense on a straight-line basis over the requisite service period. As of December 31, 2023, we estimate that approximately 1,347,105 outstanding RSUs will vest. If our estimate were to change in the future, the cumulative effect of the change in estimate will be recorded in that period. Based upon the number of RSUs that we expect to vest, the unrecognized share-based payment expense as of December 31, 2023 was $84.5 million and is expected to be recognized over a weighted-average period of 1.8 years. The fair value of RSUs that vested during the years ended December 31, 2023, 2022 and 2021 based upon our stock price on the date of vesting was $26.9 million, $20.3 million, and $40.0 million, respectively.

7.
Inventories

Inventories consisted of the following (in millions):

	As of December 31,
	2023	2022
Finished goods	$1,831.2	$1,655.0
Work in progress	246.5	230.9
Raw materials	307.5	261.3
Inventories	$2,385.2	$2,147.2

Amounts charged to the consolidated statements of earnings for excess and obsolete inventory, including certain product lines we intend to discontinue, in the years ended December 31, 2023, 2022 and 2021 were $155.2 million, $137.3 million and $117.3 million, respectively.

8.
Property, Plant and Equipment

Property, plant and equipment consisted of the following (in millions):

	As of December 31,
	2023	2022
Land	$18.9	$19.2
Building and equipment	2,245.9	2,093.4
Capitalized software costs	552.2	518.2
Instruments	3,748.6	3,683.5
Construction in progress	200.6	144.1
	6,766.2	6,458.4
Accumulated depreciation	(4,705.8)	(4,585.9)
Property, plant and equipment, net	$2,060.4	$1,872.5

Depreciation expense was $390.2 million, $399.6 million and $408.1 million for the years ended December 31, 2023, 2022 and 2021, respectively.

We had $30.8 million and $17.0 million of property, plant and equipment included in accounts payable as of December 31, 2023 and 2022, respectively.

9.
Fair Value Measurements of Assets and Liabilities

The following financial assets and liabilities related to continuing operations are recorded at fair value on a recurring basis (in millions):

	As of December 31, 2023
		Fair Value Measurements at Reporting Date Using:
Description	Recorded Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Derivatives designated as hedges, current and long-term
Foreign currency forward contracts	$54.4	$-	$54.4	$-
Cross-currency interest rate swaps	5.4	-	5.4	-
Derivatives not designated as hedges, current and long-term
Foreign currency forward contracts	0.4	-	0.4	-
Total Assets	$60.2	$-	$60.2	$-
Liabilities
Derivatives designated as hedges, current and long-term
Foreign currency forward contracts	$3.7	$-	$3.7	$-
Cross-currency interest rate swaps	68.1	-	68.1	-
Interest rate swaps	144.7	-	144.7	-
Derivatives not designated as hedges, current and long-term
Foreign currency forward contracts	1.6	-	1.6	-
Contingent payments related to acquisitions	141.7	-	-	141.7
Total Liabilities	$359.8	$-	$218.1	$141.7

	As of December 31, 2022
		Fair Value Measurements at Reporting Date Using:
Description	Recorded Balance	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets
Derivatives designated as hedges, current and long-term
Foreign currency forward contracts	$72.8	$-	$72.8	$-
Cross-currency interest rate swaps	6.8	-	6.8	-
Derivatives not designated as hedges, current and long-term
Foreign currency forward contracts	1.8	-	1.8	-
Forward Exchange Agreement	1.1	-	1.1	-
Investment in ZimVie	45.5	45.5	-	-
Total Assets	$128.0	$45.5	$82.5	$-
Liabilities
Derivatives designated as hedges, current and long-term
Foreign currency forward contracts	$5.5	$-	$5.5	$-
Cross-currency interest rate swaps	49.6	-	49.6	-
Interest rate swaps	172.0	-	172.0	-
Derivatives not designated as hedges, current and long-term
Foreign currency forward contracts	3.3	-	3.3	-
Contingent payments related to acquisitions	17.4	-	-	17.4
Total Liabilities	$247.8	$-	$230.4	$17.4

We value our foreign currency forward contracts using a market approach based on foreign currency exchange rates obtained from active markets, and we perform ongoing assessments of counterparty credit risk.

We value our interest rate swaps using a market approach based on publicly available market yield curves and the terms of our swaps, and we perform ongoing assessments of counterparty credit risk. The valuation of our cross-currency interest rate swaps also includes consideration of foreign currency exchange rates.

In connection with the spinoff, we retained approximately 5.1 million unregistered uncommon shares of ZimVie, representing 19.7 percent of ZimVie's common stock on the separation date. At December 31, 2022, we valued these shares based upon the market share price of ZimVie less a discount to reflect that the shares are not registered. We disposed of these shares in February 2023.

The value of the Forward Exchange Agreement as of December 31, 2022, was based upon the historical volume-weighted average price of ZimVie stock since the inception of the agreement with simulations of how the ZimVie stock might perform until the settlement date.

Contingent payments related to acquisitions consist of sales-based payments and regulatory milestones, and are valued using discounted cash flow techniques. The fair value of sales-based payments is based upon significant unobservable inputs such as probability-weighted future revenue estimates and simulating the numerous potential outcomes, and changes as revenue estimates increase or decrease. The fair value of the regulatory milestones is based on the probability of success in obtaining the specified regulatory approval.

Contingent payments related to our acquisition of Embody, Inc. (“Embody”) in February 2023 are to be settled by issuance of our common stock and cash payments. The Embody acquisition is discussed in Note 10. During the year ended December 31, 2023, we issued 0.1 million shares of our common stock valued at $15.5 million and paid $0.7 million of cash as the regulatory milestone related to the Embody acquisition was achieved. The fair value of common stock was determined to be $143.84 per share, which represented the average of our high and low stock prices on the settlement date. To minimize dilution from issuing shares for the milestone settlement, we repurchased 0.1 million shares of our common stock in June of 2023.

The following table provides a reconciliation of the beginning and ending balances of items measured at fair value on a recurring basis in the tables above that used significant unobservable inputs (Level 3) (in millions):

Level 3 - Liabilities
Contingent payments related to acquisitions
Beginning balance December 31, 2022	$17.4
New contingent consideration related to the 2023 acquisitions	138.5
Change in estimates	16.0
Settlements	(30.2)
Ending balance December 31, 2023	$141.7

Changes in estimates for contingent payments related to acquisitions are recognized in the Acquisition, integration, divestiture and related line item on our consolidated statements of earnings.

10.
Acquisitions

On February 14, 2023, we completed the acquisition of all the outstanding shares of Embody, a medical device company focused on soft tissue healing, that expands our portfolio for the sports medicine market. Initial consideration consisted of the issuance of 1.1 million shares of our common stock valued at $135.0 million and $19.5 million of cash for a total value of $154.5 million. The fair value of our common stock was determined to be $127.34 per share, which represented the average of our high and low stock prices on the acquisition date. To minimize dilution from issuing shares for the Embody acquisition, we repurchased 1.9 million shares of our common stock in the three-month period ended March 31, 2023. The Embody acquisition includes additional consideration of up to $120.0 million in fair value of our common shares and cash, subject to achieving a future regulatory milestone after closing and commercial milestones based on sales growth over a three-year period. We assigned a fair value of $94.0 million for this contingent consideration as of the acquisition date. The estimated fair value of the contingent consideration liability was calculated based on the probability of achieving the specified regulatory milestone and by simulating numerous potential outcomes for the commercial milestones and discounting to present value the estimated payments.

On April 28, 2023, we completed the acquisition of all the outstanding shares of a privately held orthopedics medical device company that expands our portfolio in the orthopedics market ("April acquisition"). The initial consideration consisted of $15.0 million of cash and includes additional consideration of up to $8.0 million in cash, subject to achieving future regulatory milestones.

On October 6, 2023, we completed the acquisition of all the outstanding shares of a privately held orthopedics medical device company that provides us new surgical technology that can be used in procedures across multiple product categories (“October acquisition”). The initial consideration consisted of $42.2 million of cash and includes additional consideration of up to $33.0 million in cash contingent upon achieving certain commercial milestones based on sales growth over a three-year period. We assigned a fair value of $21.5 million for this contingent consideration as of the acquisition date. The estimated fair value of the contingent liability was calculated based on the probability of achieving the commercial milestones and discounting to present value the estimated payments.

On November 15, 2023, we completed the acquisition of a privately held technology company by acquiring certain assets, liabilities and employees of the technology company (“November acquisition”). The November acquisition expands our technology and data capabilities and solutions across multiple product categories to better serve our customers. The initial consideration consisted of $60.7 million of cash and includes additional consideration of up to $20.0 million in cash contingent upon achieving a commercial milestone based on a certain sales target which must be achieved by December 31, 2025. We assigned a fair value of $15.0 million for this contingent consideration as of the acquisition date. The estimated fair value of the contingent liability was calculated based on the probability of achieving the commercial milestone and discounting to present value the estimated payment.

These acquisitions are collectively referred to in this report as the “2023 acquisitions”. Refer to Note 9 for information regarding the issuance of common stock and cash payments related to the contingent consideration liabilities that have occurred subsequent to the acquisition dates.

The goodwill related to the 2023 acquisitions represents the excess of the consideration transferred over the fair value of the net assets acquired. The goodwill related to the 2023 acquisitions is generated from the operational synergies and cross-selling opportunities we expect to achieve from the technologies acquired. A portion of the goodwill is expected to be deductible for U.S. income tax purposes. The goodwill related to the Embody, the October and the November acquisitions is included in the Americas operating segment and the Americas Orthopedics reporting unit. The goodwill related to the April acquisition is included in the Asia Pacific operating segment and reporting unit.

The purchase price allocations for the 2023 acquisitions are preliminary as of December 31, 2023. We need additional time to evaluate the tax attributes of the transactions, which may change the recognized tax assets and liabilities. We are also evaluating certain contingent liabilities as of the respective acquisition dates. There may be differences between the preliminary estimates of fair value and the final acquisition accounting. The final estimates of fair value are expected to be completed as soon as possible, but no later than one year after the respective acquisition dates.

The following table summarizes the preliminary estimates of fair value of the assets acquired and liabilities assumed related to the 2023 acquisitions (in millions):

Current assets	$13.1
Intangible assets subject to amortization:
Technology	144.0
Trademarks and trade names	3.5
Customer relationships	40.1
Intangible assets not subject to amortization:
In-process research and development (IPR&D)	36.3
Goodwill	215.0
Other assets	4.8
Total assets acquired	456.8
Current liabilities	8.2
Deferred income taxes	37.7
Total liabilities assumed	45.9
Net assets acquired	$410.9

The weighted average amortization periods selected for technology, customer relationships and trademarks and trade names were 15 years, 8 years and 13 years, respectively. Upon receiving regulatory approval subsequent to the Embody acquisition date, the $36.3 million of IPR&D was reclassified to a definite-lived intangible asset and began amortizing over the applicable estimated useful life.

During the year ended December 31, 2023, there were no material adjustments to the preliminary values of the 2023 acquisitions.

On April 18, 2022, we completed the acquisition of all the outstanding shares of a privately held sternal closure company. The acquisition was completed primarily to expand our product offerings in the CMFT market. The total aggregate cash consideration paid at closing was $100.0 million, with an additional $11.0 million of deferred payments to be made over the following two years, of which $4.0 million was paid in the year ended December 31, 2023.

The goodwill related to this acquisition represents the excess of the consideration transferred over the fair value of the net assets acquired. The goodwill is related to the operational synergies we expect to achieve from combining the companies and the cash flows from future, undefined, development projects. The goodwill is included in the Americas operating segment and the Americas CMFT reporting unit. A portion of the goodwill is expected to be deductible for U.S. income tax purposes.

The following table summarizes the aggregate final estimates of fair value of the assets acquired and liabilities assumed related to this acquisition (in millions):

Current assets	$3.8
Intangible assets subject to amortization:
Technology	42.8
Customer relationships	12.3
Goodwill	48.3
Other assets	4.9
Total assets acquired	112.1
Current liabilities	1.1
Total liabilities assumed	1.1
Net assets acquired	$111.0

The amortization periods selected for technology and customer relationships were 10 years and 4 years, respectively.

We have not included pro forma information and certain other information under GAAP for these acquisitions because they did not have a material impact on our financial position or results of operations.

11.
Goodwill and Other Intangible Assets

The following table summarizes the changes in the carrying amount of goodwill related to continuing operations (in millions):

	Americas	EMEA	Asia Pacific	Total
Balance at January 1, 2022
Goodwill	$8,045.8	$1,354.3	$564.0	$9,964.1
Accumulated impairment losses	(7.7)	(1,037.0)	-	(1,044.7)
	8,038.1	317.3	564.0	8,919.4
Purchase accounting adjustments	0.9	-	-	0.9
Other acquisitions	48.3	-	-	48.3
Currency translation	(51.7)	(27.5)	(19.4)	(98.6)
Impairment	-	(289.8)	-	(289.8)
Balance at December 31, 2022
Goodwill	8,043.3	1,326.8	544.6	9,914.7
Accumulated impairment losses	(7.7)	(1,326.8)	-	(1,334.5)
	8,035.6	-	544.6	8,580.2
2023 acquisitions	201.4	-	13.6	215.0
Currency translation	28.8	-	(5.5)	23.3
Balance at December 31, 2023
Goodwill	8,273.5	1,326.8	552.7	10,153.0
Accumulated impairment losses	(7.7)	(1,326.8)	-	(1,334.5)
	$8,265.8	$-	$552.7	$8,818.5

As discussed further in Note 10, we completed acquisitions during the years ended December 31, 2023 and 2022, resulting in additional goodwill.

We perform our annual test of goodwill impairment in the fourth quarter of every year. In connection with the annual goodwill impairment test in the fourth quarter of 2023, we estimated the fair value of our Americas Orthopedics and Americas CMFT reporting units using the income and market approaches. In the annual 2023 test, each of the Americas Orthopedics and Americas CMFT reporting units exceeded their carrying values by more than 50 percent. We performed a qualitative test on our Asia Pacific reporting unit and concluded it was more likely than not the fair value of this reporting unit exceeded its carrying value. We fully impaired the goodwill related to our EMEA reporting unit during the fourth quarter of 2022, as discussed below.

During the year ended December 31, 2022, we recorded a goodwill impairment charge of $289.8 million in our EMEA reporting unit, primarily due to the impacts from macroeconomic factors. The weakening of major foreign currencies in our EMEA reporting unit against the U.S. Dollar significantly impacted forecasted cash flows used in our analysis. For the EMEA reporting unit, operating expenses did not decline proportionally to revenue as many inventory-related and certain expenses are based on the U.S. Dollar. In addition, inflationary pressures also caused our forecasted expenses to increase. Furthermore, our discounted cash flows utilized a higher risk-adjusted discount rate for the 2022 impairment test when compared to the 2021 test, primarily due to central banks raising interest rates in 2022 and increased country-specific risk due to macroeconomic factors and risks the region faces. We had previously taken goodwill impairment charges related to this reporting unit in prior years so when these negative macroeconomic factors occurred in 2022, the remaining goodwill was determined to be fully impaired.

We estimated the fair value of the EMEA reporting unit based on income and market approaches. Fair value under the income approach was determined by discounting to present value the estimated future cash flows of the reporting unit. Fair value under the market approach utilized the guideline public company methodology, which uses valuation indicators from publicly-traded companies that are similar to our EMEA reporting unit and considers differences between our reporting unit and the comparable companies.

In estimating the future cash flows of the EMEA reporting unit, we utilized a combination of market and company-specific inputs that a market participant would use in assessing the fair value of the reporting units. The primary market input was revenue growth rates. These rates were based upon historical trends and estimated future growth drivers such as an aging global population, obesity and more active lifestyles. Significant company-specific inputs included assumptions regarding how the reporting unit could leverage operating expenses as revenue grows and the impact any of our differentiated products or new products will have on revenues.

Under the guideline public company methodology, we took into consideration specific risk differences between our reporting unit and the comparable companies, such as recent financial performance, size risks and product portfolios, among other considerations.

There were no goodwill impairment charges for the year ended December 31, 2021.

We will continue to monitor the fair value of our reporting units in our interim and annual reporting periods. If our estimated cash flows decrease, we may have to record further impairment charges in the future. Factors that could result in our cash flows being lower than our current estimates include: 1) additional recurrence of the COVID-19 virus, including variants, causing hospitals to defer elective surgical procedures, 2) decreased revenues caused by unforeseen changes in the healthcare market, or our inability to generate new product revenue from our research and development activities, 3) our inability to achieve the estimated operating margins in our forecasts from our restructuring programs, cost saving initiatives, and other unforeseen factors, and 4) the weakening of foreign currencies against the U.S. Dollar. Additionally, changes in the broader economic environment could cause changes to our estimated discount rates and comparable company valuation indicators, which may impact our estimated fair values.

The components of identifiable intangible assets related to continuing operations were as follows (in millions):

	Technology	Intellectual Property Rights	Trademarks and Trade Names	Customer Relationships	IPR&D	Other	Total
As of December 31, 2023:
Intangible assets subject to amortization:
Gross carrying amount	$3,177.4	$473.2	$523.8	$5,130.7	$-	$172.7	$9,477.8
Accumulated amortization	(1,894.2)	(295.1)	(289.9)	(2,495.4)	-	(108.4)	(5,083.0)
Intangible assets not subject to amortization:
Gross carrying amount	-	-	454.6	-	7.0	-	461.6
Total identifiable intangible assets	$1,283.2	$178.1	$688.5	$2,635.3	$7.0	$64.3	$4,856.4
As of December 31, 2022:
Intangible assets subject to amortization:
Gross carrying amount	$2,954.3	$388.5	$518.0	$5,073.1	$-	$174.0	$9,107.9
Accumulated amortization	(1,700.2)	(250.8)	(258.7)	(2,198.8)	-	(94.7)	(4,503.2)
Intangible assets not subject to amortization:
Gross carrying amount	-	-	452.1	-	7.0	-	459.1
Total identifiable intangible assets	$1,254.1	$137.7	$711.4	$2,874.3	$7.0	$79.3	$5,063.8

We recognized IPR&D intangible asset impairment charges of $3.0 million and $16.3 million in the years ended December 31, 2022 and 2021, respectively, in “Goodwill and intangible asset impairment” on our consolidated statements of earnings. These impairments were the result of terminated projects or delays and additional costs related to a project. Since these projects had a low probability of success or were not a priority, their terminations are not expected to have a significant impact on our future cash flows. There were no IPR&D intangible asset impairment charges in the year ended December 31, 2023.

In the year ended December 31, 2023, we entered into agreements to acquire intellectual property through the buyout of certain licensing arrangements. These new agreements and the related payments eliminate the various royalty payments that would have been due under the terms of previous licensing arrangements through 2030. These new agreements benefit us by expanding our ownership of intellectual property that we may use in the future. We recognized intangible assets of $86.1 million related to these agreements which will be amortized through 2030. The fixed, contractual payments made under these new agreements are reflected in investing cash flows in our consolidated statements of cash flows.

Estimated annual amortization expense based upon intangible assets recognized as of December 31, 2023 for the years ending December 31, 2024 through 2028 is (in millions):

For the Years Ending December 31,
2024	$572.7
2025	553.7
2026	532.3
2027	517.9
2028	509.8

12.
Other Current Liabilities

Other current liabilities consisted of the following (in millions):

	As of December 31,
	2023	2022
Other current liabilities:
License and service agreements	$114.7	$147.5
Salaries, wages and benefits	417.1	336.2
Litigation and product liability	146.2	205.6
Customer rebates	180.0	149.7
Accrued liabilities	627.7	582.3
Total other current liabilities	$1,485.7	$1,421.3

.

13.
Debt

Our debt consisted of the following (in millions):

	As of December 31,
	2023	2022
Current portion of long-term debt
Short-Term Term Loan	$-	$83.0
Uncommitted Credit Facility	50.0	-
Five-Year Credit Agreement	-	375.0
3.700% Senior Notes due 2023	-	86.3
1.450% Senior Notes due 2024	850.0	-
Total short-term debt	$900.0	$544.3
Long-term debt
1.450% Senior Notes due 2024	$-	$850.0
3.550% Senior Notes due 2025	863.0	863.0
3.050% Senior Notes due 2026	600.0	600.0
5.350% Senior Notes due 2028	500.0	-
3.550% Senior Notes due 2030	257.5	257.5
2.600% Senior Notes due 2031	750.0	750.0
4.250% Senior Notes due 2035	253.4	253.4
5.750% Senior Notes due 2039	317.8	317.8
4.450% Senior Notes due 2045	395.4	395.4
2.425% Euro Notes due 2026	552.3	533.6
1.164% Euro Notes due 2027	552.3	533.6
Debt discount and issuance costs	(29.1)	(30.1)
Adjustment related to interest rate swaps	(144.7)	(172.0)
Total long-term debt	$4,867.9	$5,152.2

At December 31, 2023, our total current and non-current debt of $5.8 billion consisted of $5.9 billion aggregate principal amount of senior notes, which included €1.0 billion of Euro-denominated senior notes (“Euro Notes”), and $50.0 million of outstanding borrowings under the Uncommitted Facility Letter (defined below), partially offset by fair value adjustments relating to interest rate swaps totaling $144.7 million and debt discount and issuance costs of $29.1 million.

In 2023, we redeemed the $83.0 million outstanding principal amount of our Short-Term Term Loan and the $86.3 million outstanding principal amount of our 3.700% Senior Notes due 2023.

On November 28, 2023, we completed the offering of $500.0 million aggregate principal amount of our 5.350% Senior Notes due December 1, 2028. Interest is payable on these Senior Notes June 1 and December 1 of each year until maturity. We received net proceeds of $499.8 million.

On August 28, 2023, we entered into an uncommitted facility letter (the "Uncommitted Credit Facility"), which provides that from time to time, we may request, and the lender in its absolute and sole discretion may provide, short-term loans. Borrowings under the Uncommitted Credit Facility may be used only for general corporate and working capital purposes. The Uncommitted Credit Facility provides that the aggregate principal amount of outstanding borrowings at any time shall not exceed $300.0 million. Each borrowing under the Uncommitted Credit Facility will mature on the maturity date specified by the lender at the time of the advance, which will be no more than 90 days following the date of the advance. The Uncommitted Credit Facility and borrowings thereunder are unsecured. Borrowings under the Uncommitted Credit Facility bear interest at floating rates, based upon either an adjusted term secured overnight financing rate (“Term SOFR”) for the applicable interest period, the prime rate, or lender’s cost of funds, in each case, plus an applicable margin determined at the time of each borrowing. The Uncommitted Credit Facility includes customary affirmative and negative covenants and events of default for unsecured uncommitted financing arrangements. We were in compliance with all covenants under the Uncommitted Credit Facility as of December 31, 2023. As of December 31, 2023, there were outstanding borrowings of $50.0 million under the Uncommitted Credit Facility.

On July 7, 2023, we entered into a new five-year revolving credit agreement (the “2023 Five-Year Credit Agreement”) and a new 364-day revolving credit agreement (the “2023 364-Day Revolving Credit Agreement”), as described below. Borrowings under these credit agreements will be used for general corporate purposes.

The 2023 Five-Year Credit Agreement contains a five-year unsecured revolving facility of $1.5 billion (the “2023 Five-Year Revolving Facility”). The 2023 Five-Year Credit Agreement replaced the previous revolving credit agreement entered into on August 19, 2022 (the “2022 Five-Year Credit Agreement”), which contained a five-year unsecured revolving facility of $1.5 billion (the “2022 Five-Year Revolving Facility”). There was approximately $520.0 million in aggregate outstanding borrowings under the 2022 Five-Year Credit Agreement at the time it was terminated, which borrowings were repaid in full through borrowings under the 2023 Five-Year Credit Agreement on July 7, 2023 in the same amount and on the same interest rate and margin terms.

The 2023 Five-Year Credit Agreement will mature on July 7, 2028, with two one-year extensions exercisable at our discretion and subject to required lender consent. The 2023 Five-Year Credit Agreement also includes an uncommitted incremental feature allowing us to request an increase of the facility by an aggregate amount of up to $500.0 million.

Borrowings under the 2023 Five-Year Credit Agreement bear interest at floating rates, based upon either an adjusted Term SOFR for the applicable interest period or an alternate base rate, in each case, plus an applicable margin determined by reference to our senior unsecured long-term debt credit rating. We pay a facility fee on the aggregate amount of the 2023 Five-Year Revolving Facility at a rate determined by reference to our senior unsecured long-term debt credit rating. The 2023 Five-Year Credit Agreement contains customary affirmative and negative covenants and events of default for unsecured financing arrangements, including, among other things, limitations on consolidations, mergers, and sales of assets. The 2023 Five-Year Credit Agreement also requires us to maintain a consolidated indebtedness to consolidated EBITDA ratio of no greater than 4.5 to 1.0 as of the last day of any period of four consecutive fiscal quarters (with such ratio subject to increase to 5.0 to 1.0 for a period of time in connection with a qualified material acquisition and certain other restrictions). We were in compliance with all covenants under the 2023 Five-Year Credit Agreement as of December 31, 2023. As of December 31, 2023, there were no outstanding borrowings under the 2023 Five-Year Credit Agreement.

The 2023 364-Day Revolving Credit Agreement is an unsecured revolving credit facility in the principal amount of $1.0 billion (the “2023 364-Day Revolving Facility”). The 2023 364-Day Revolving Credit Agreement replaced a credit agreement entered into on August 19, 2022, which was also a 364-day unsecured revolving credit facility of $1.0 billion (the “2022 364-Day Revolving Facility”). There were no borrowings outstanding under the 2022 364-Day Revolving Facility when it was terminated.

The 2023 364-Day Revolving Facility will mature on July 5, 2024. Borrowings under the 2023 364-Day Revolving Credit Agreement bear interest at floating rates based upon either an adjusted Term SOFR for the applicable interest period or an alternate base rate, in each case, plus an applicable margin determined by reference to our senior unsecured long-term debt credit rating. We pay a facility fee on the aggregate amount of the 2023 364-Day Revolving Facility at a rate determined by reference to our senior unsecured long-term debt credit rating. The 2023 364-Day Revolving Credit Agreement contains customary affirmative and negative covenants and events of default for an unsecured financing arrangement including, among other things, limitations on consolidations, mergers, and sales of assets. The 2023 364-Day Revolving Credit Agreement also requires us to maintain a consolidated indebtedness to consolidated EBITDA ratio of no greater than 4.5 to 1.0 as of the last day of any period of four consecutive fiscal quarters (with such ratio subject to increase to 5.0 to 1.0 in connection with a qualified material acquisition and certain other restrictions). We were in compliance with all covenants under the 2023 364-Day Revolving Credit Agreement as of December 31, 2023. As of December 31, 2023, there were no outstanding borrowings under the 2023 364-Day Revolving Credit Agreement.

Borrowings under our revolving credit facilities have been executed with underlying notes that have maturities of three months or less. At the maturity of the underlying note, we elect to either repay the note, borrow the same amount, or some combination thereof. On our consolidated statements of cash flows, we present the borrowings and repayments of these underlying notes as net cash inflows or outflows due to their short-term nature. The gross borrowings and repayments in the prior years’ consolidated statements of cash flows have been reclassified to a net amount to conform to the current year presentation.

On December 13, 2022, we used cash on hand, including the Short-Term Term Loan proceeds of $83.0 million and borrowings under our 2022 Five-Year Revolving Facility, to redeem the full €500.0 million outstanding principal amount of our 1.414% Euro Notes due 2022.

On September 22, 2022, we used cash on hand to repay the full ¥11.7 billion and ¥21.3 billion outstanding principal amounts on two Japanese term loans.

On August 31, 2022, we borrowed an aggregate principal amount of $83.0 million under the Short-Term Term Loan with a third-party financial institution, the proceeds of which were used to redeem a portion of Euro notes that matured on December 13, 2022. As more fully described in Note 3, the Short-Term Term Loan was settled in February 2023.

On March 18, 2022, we redeemed the full $750.0 million outstanding principal amount of our senior notes due April 1, 2022. A $100.0 million draw under a previous credit facility, together with cash on hand, were used to redeem these notes. $540.6 million of this cash on hand came from the dividend paid by ZimVie to Zimmer Biomet at separation.

On November 15, 2021, we commenced cash tender offers to purchase certain outstanding senior notes. The proceeds from a 2021 senior notes offering, together with cash on hand, were used to pay for the senior notes purchased in the cash tender offers. As a result, we recorded a loss on the extinguishment of debt in the amount of $165.1 million in our consolidated statement of earnings for the year ended December 31, 2021. The components of this loss were the reacquisition price of $2,154.8 million minus the carrying value of the debt of $1,982.7 million (including debt discount and issuance costs) plus debt tender fees of $5.0 million minus a gain of $12.0 million on a reverse treasury lock that we entered into to offset any increases or decreases to the premium associated with the tender offer from the date we entered into the lock.

The estimated fair value of our senior notes, which includes our Euro notes, as of December 31, 2023, based on quoted prices for the specific securities from transactions in over-the-counter markets (Level 2), was $5,602.1 million. The carrying value of the outstanding $50.0 million principal balance of the Uncommitted Credit Facility approximates the fair value as it bears interest at short-term market rates.

At December 31, 2023 and 2022, the weighted average interest rate for our borrowings was 3.2 percent and 3.2 percent, respectively. We paid $200.6 million, $161.7 million, and $219.0 million in interest during 2023, 2022, and 2021, respectively.

14.
Accumulated Other Comprehensive Income

AOCI refers to certain gains and losses that under GAAP are included in comprehensive income but are excluded from net earnings as these amounts are initially recorded as an adjustment to stockholders’ equity. Amounts in AOCI may be reclassified to net earnings upon the occurrence of certain events.

Our AOCI is comprised of foreign currency translation adjustments, unrealized gains and losses on cash flow hedges, and amortization of prior service costs and unrecognized gains and losses in actuarial assumptions on our defined benefit plans. Foreign currency translation adjustments are reclassified to net earnings upon sale or upon a complete or substantially complete liquidation of an investment in a foreign entity. In the year ended December 31, 2022, due to the spinoff of ZimVie, certain foreign entities were completely liquidated. In a pro rata spinoff of consolidated subsidiaries’ assets and liabilities, the distribution of these net assets is recognized through equity instead of net earnings. Therefore, the foreign currency translation adjustments of those entities that were completely liquidated were reclassified to retained earnings. Similarly, we had entered into instruments designated as net investment hedges against certain of these same foreign entities. We reclassified the portion of the net investment hedge gains (losses) deferred in foreign currency translation adjustments related to those entities to retained earnings. Unrealized gains and losses on cash flow hedges are reclassified to net earnings when the hedged item affects net earnings. Amounts related to defined benefit plans that are in AOCI are reclassified over the service periods of employees in the plan. See Note 16 for more information on our defined benefit plans.

The following table shows the changes in the components of AOCI, net of tax (in millions):

	Foreign	Cash	Defined
	Currency	Flow	Benefit	Total
	Translation	Hedges	Plan Items	AOCI
Balance December 31, 2022	$(169.3)	$69.6	$(79.6)	$(179.3)
AOCI before reclassifications	9.9	71.1	(9.5)	71.5
Reclassifications to statements of earnings	-	(77.4)	(5.8)	(83.2)
Balance December 31, 2023	$(159.4)	$63.3	$(94.9)	$(191.0)

The following table shows the reclassification adjustments from AOCI (in millions):

	Amount of Gain / (Loss)
	Reclassified from AOCI
	For the Years Ended December 31,			Location on
Component of AOCI	2023	2022	2021	Statements of Earnings
Cash flow hedges
Foreign exchange forward contracts	$94.1	$54.8	$(0.8)	Cost of products sold
Forward starting interest rate swaps	(0.7)	(0.8)	(0.6)	Interest expense, net
	93.4	54.0	(1.4)	Total before tax
	16.0	8.0	(0.1)	Provision for income taxes
	$77.4	$46.0	$(1.3)	Net of tax
Defined benefit plans
Settlements, Prior service cost and unrealized actuarial gain (loss)	$6.1	$0.2	$(14.0)	Other (expense) income, net
	0.3	(1.2)	(3.8)	Provision for income taxes
	$5.8	$1.4	$(10.2)	Net of tax
Total reclassifications	$83.2	$47.4	$(11.5)	Net of tax

The following table shows the tax effects on each component of AOCI recognized in our consolidated statements of comprehensive income (loss) (in millions):

	For the Years Ended December 31,
	Before Tax			Tax			Net of Tax
	2023	2022	2021	2023	2022	2021	2023	2022	2021
Foreign currency cumulative translation adjustments	$(2.9)	$(87.3)	$(54.8)	$(12.8)	$36.0	$45.1	$9.9	$(123.3)	$(99.9)
Unrealized cash flow hedge gains	84.8	100.5	102.5	13.7	17.0	16.1	71.1	83.5	86.4
Reclassification adjustments on cash flow hedges	(93.4)	(54.0)	1.4	(16.0)	(8.0)	0.1	(77.4)	(46.0)	1.3
Adjustments to prior service cost and unrecognized actuarial assumptions	(17.0)	95.9	96.9	(1.7)	18.9	18.5	(15.3)	77.0	78.4
Total Other Comprehensive (Loss) Income	$(28.5)	$55.1	$146.0	$(16.8)	$63.9	$79.8	$(11.7)	$(8.8)	$66.2

15.
Derivative Instruments and Hedging Activities

We are exposed to certain market risks relating to our ongoing business operations, including foreign currency exchange rate risk, commodity price risk, interest rate risk and credit risk. We manage our exposure to these and other market risks through regular operating and financing activities. Currently, the only risks that we manage through the use of derivative instruments are interest rate risk and foreign currency exchange rate risk.

Interest Rate Risk

Derivatives Designated as Fair Value Hedges

We currently use fixed-to-variable interest rate swaps to partially manage our exposure to interest rate risk from our cash investments and debt portfolio. These derivative instruments are designated as fair value hedges under GAAP. Changes in the fair value of the derivative instrument are recorded in current earnings and are offset by gains or losses on the underlying debt instrument.

In June 2021, we entered into $1 billion of fixed-to-variable interest rate swaps that we have designated as fair value hedges of $1 billion of our fixed rate debt obligations.

As of December 31, 2023 and December 31, 2022, the following amounts were recorded on our consolidated balance sheets related to cumulative basis adjustments for fair value hedges (in millions):

	Carrying Amount of the Hedged Liabilities		Cumulative Amount of Fair Value Hedging Adjustment Included in the Carrying Amount of the Hedged Liabilities
Balance Sheet Line Item	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Long-term debt	$851.3	$823.9	$(144.7)	$(172.0)

Derivatives Designated as Cash Flow Hedges

In 2014, we entered into forward starting interest rate swaps that were designated as cash flow hedges of our thirty-year tranche of senior notes (the 4.450% Senior Notes due 2045) we expected to issue in 2015. The forward starting interest rate swaps mitigated the risk of changes in interest rates prior to the completion of the notes offering. The interest rate swaps were settled, and the remaining loss to be recognized at December 31, 2023 was $23.9 million, which will be recognized using the effective interest rate method over the remaining maturity period of the hedged notes.

Foreign Currency Exchange Rate Risk

We operate on a global basis and are exposed to the risk that our financial condition, results of operations and cash flows could be adversely affected by changes in foreign currency exchange rates. To reduce the potential effects of foreign currency exchange rate movements on net earnings, we enter into derivative financial instruments in the form of foreign currency exchange forward contracts with major financial institutions. We also designated our Euro notes and other foreign currency exchange forward contracts as net investment hedges of investments in foreign subsidiaries. We are primarily exposed to foreign currency exchange rate risk with respect to transactions and net assets denominated in Euros, Swiss Francs, Japanese Yen, British Pounds, Chinese Renminbi, Canadian Dollars, Australian Dollars, Korean Won, Swedish Krona, Czech Koruna, Thai Baht, Taiwan Dollars, South African Rand, Russian Rubles, Indian Rupees, Turkish Lira, Polish Zloty, Danish Krone, and Norwegian Krone. We do not use derivative financial instruments for trading or speculative purposes.

Derivatives Designated as Net Investment Hedges

We are exposed to the impact of foreign exchange rate fluctuations in the investments in our wholly-owned foreign subsidiaries that are denominated in currencies other than the U.S. Dollar. In order to mitigate the volatility in foreign exchange rates, we issued Euro notes in December 2016 and November 2019 and designated 100 percent of the Euro notes to hedge our net investment in certain wholly-owned foreign subsidiaries that have a functional currency of Euro. All changes in the fair value of the hedging instrument designated as a net investment hedge are recorded as a component of AOCI in our consolidated balance sheets.

At December 31, 2023, we had receive-fixed-rate, pay-fixed-rate cross-currency interest rate swaps with notional amounts outstanding of Euro 700 million, Japanese Yen 54.1 billion and Swiss Franc 125 million. These transactions further hedge our net investment in certain wholly-owned foreign subsidiaries that have a functional currency of Euro, Japanese Yen and Swiss Franc. All changes in the fair value of a derivative instrument designated as a net investment hedge are recorded as a component of AOCI in the consolidated balance sheets. The portion of this change related to the excluded component will be amortized into earnings over the life of the derivative while the remainder will be recorded in AOCI until the hedged net investment is sold or substantially eliminated. We recognize the excluded component in interest expense, net on our consolidated statements of earnings. The net cash received related to the receive-fixed-rate, pay-fixed-rate component of the cross-currency interest rate swaps is reflected in investing cash flows in our consolidated statements of cash flows. In the year ended December 31, 2023, Euro 100 million and Swiss Franc 50 million of these cross-currency interest rate swaps matured at a gain of $6.0 million and a loss of $3.0 million, respectively. The settlement of these gains with the counterparties is reflected in investing cash flows in our consolidated statements of cash flows and will remain in AOCI on our consolidated balance sheet until the hedged net investment is sold or substantially liquidated.

Derivatives Designated as Cash Flow Hedges

Our revenues are generated in various currencies throughout the world. However, a significant amount of our inventory is produced in U.S. Dollars. Therefore, movements in foreign currency exchange rates may have different proportional effects on our revenues compared to our cost of products sold. To minimize the effects of foreign currency exchange rate movements on cash flows, we hedge intercompany sales of inventory expected to occur within the next 30 months with foreign currency exchange forward contracts. We designate these derivative instruments as cash flow hedges.

We perform quarterly assessments of hedge effectiveness by verifying and documenting the critical terms of the hedge instrument and confirming that forecasted transactions have not changed significantly. We also assess on a quarterly basis whether there have been adverse developments regarding the risk of a counterparty default. For derivatives which qualify as hedges of future cash flows, the gains and losses are temporarily recorded in AOCI and then recognized in cost of products sold when the hedged item affects net earnings. On our consolidated statements of cash flows, the settlements of these cash flow hedges are recognized in operating cash flows.

For foreign currency exchange forward contracts outstanding at December 31, 2023, we had obligations to purchase U.S. Dollars and sell Euros, Japanese Yen, Canadian Dollars, Australian Dollars, Korean Won, Swedish Krona, Czech Koruna, Thai Baht, Taiwan Dollars, South African Rand, Indian Rupees, Polish Zloty, Danish Krone, and Norwegian Krone and obligations to purchase Swiss Francs and sell U.S. Dollars. These derivatives mature at dates ranging from January 2024 through April 2026. As of December 31, 2023, the notional amounts of outstanding forward contracts entered into with third parties to purchase U.S. Dollars were $1,531.1 million. As of December 31, 2023, the notional amounts of outstanding forward contracts entered into with third parties to purchase Swiss Francs were $449.4 million.

Derivatives Not Designated as Hedging Instruments

We enter into foreign currency forward exchange contracts with terms of one to three months to manage currency exposures for monetary assets and liabilities denominated in a currency other than an entity’s functional currency.

Any foreign currency re-measurement gains/losses recognized in earnings are generally offset with gains/losses on the foreign currency forward exchange contracts in the same reporting period. The amount of these gains/losses is recorded in other (expense) income, net. Outstanding contracts are recorded on the balance sheet at fair value as of the end of the reporting period. The notional amounts of these contracts are typically in a range of $1.25 billion to $1.75 billion per quarter.

In 2021 we entered into a reverse treasury lock related to our bond tender offer to offset any increases or decreases to the premium associated with the tender offer from the date we entered into the lock. We recognized a gain of $12.0 million that was included in the loss on early extinguishment of debt.

As discussed in Note 3, we entered into the Forward Exchange Agreement as part of our pledge to transfer our ZimVie shares to a third-party financial institution, which occurred in February 2023.

Income Statement Presentation

Derivatives Designated as Cash Flow Hedges

Derivative instruments designated as cash flow hedges had the following effects, before taxes, on AOCI and net earnings on our consolidated statements of earnings, consolidated statements of comprehensive income (loss) and consolidated balance sheets (in millions):

	Amount of Gain / (Loss)				Amount of Gain / (Loss)
	Recognized in AOCI			Location on	Reclassified from AOCI
	Years Ended December 31,			Statement of	Years Ended December 31,
Derivative Instrument	2023	2022	2021	Earnings	2023	2022	2021
Foreign exchange forward contracts	$84.8	$100.5	$102.5	Cost of products sold	$94.1	$54.8	$(0.8)
Forward starting interest rate swaps	-	-	-	Interest expense, net	(0.7)	(0.7)	(0.6)
	$84.8	$100.5	$102.5		$93.4	$54.1	$(1.4)

The fair value of outstanding derivative instruments designated as cash flow hedges and recorded on the consolidated balance sheet at December 31, 2023, together with settled derivatives where the hedged item has not yet affected earnings, was a net unrealized gain of $71.6 million, or $63.3 million after taxes, which is deferred in AOCI. A gain of $68.2 million, or $56.4 million after taxes, is expected to be reclassified to earnings in cost of products sold and a loss of $0.7 million, or $0.5 million after taxes, is expected to be reclassified to earnings in interest expense, net over the next twelve months.

The following table presents the effects of fair value, cash flow and net investment hedge accounting on our consolidated statements of earnings (in millions):

	Location and Amount of Gain/(Loss) Recognized in Income on Fair Value, Cash Flow and Net Investment Hedging Relationships
	Years Ended December 31,
	2023		2022		2021
	Cost of	Interest	Cost of	Interest	Cost of	Interest
	Products	Expense,	Products	Expense,	Products	Expense,
	Sold	Net	Sold	Net	Sold	Net
Total amounts of income and expense line items presented in the statements of earnings in which the effects of fair value, cash flow and net investment hedges are recorded	$2,083.8	$(201.2)	$2,019.5	$(164.8)	$1,960.4	$(208.4)
The effects of fair value, cash flow and net investment hedging:
Gain (loss) on fair value hedging relationships
Discontinued interest rate swaps	-	-	-	-	-	3.1
Interest rate swaps	-	(38.9)	-	(4.0)	-	6.4
Gain (loss) on cash flow hedging relationships
Foreign exchange forward contracts	94.1	-	54.8	-	(0.8)	-
Forward starting interest rate swaps	-	(0.7)	-	(0.7)	-	(0.6)
Gain on net investment hedging relationships
Cross-currency interest rate swaps	-	33.7	-	21.6	-	37.5

Derivatives Not Designated as Hedging Instruments

The following gains/(losses) from these derivative instruments were recognized on our consolidated statements of earnings (in millions):

	Location on	Years Ended December 31,
Derivative Instrument	Statements of Earnings	2023	2022	2021
Foreign exchange forward contracts	Other (expense) income, net	$4.4	$(26.1)	$(1.8)
Forward Exchange Agreement	Other (expense) income, net	-	1.1	-
Reverse treasury lock	Loss on early extinguishment of debt	-	-	12.0

These gains/(losses) do not reflect losses of $21.6 million, gains of $5.3 million and losses of $3.7 million in 2023, 2022 and 2021, respectively, recognized in other (expense) income, net as a result of foreign currency re-measurement of monetary assets and liabilities denominated in a currency other than an entity’s functional currency.

Balance Sheet Presentation

As of December 31, 2023 and 2022, all derivative instruments designated as fair value hedges, cash flow hedges and net investment hedges are recorded at fair value on our consolidated balance sheets. On our consolidated balance sheets, we recognize individual forward contracts with the same counterparty on a net asset/liability basis if we have a master netting agreement with the counterparty. Under these master netting agreements, we are able to settle derivative instrument assets and liabilities with the same counterparty in a single transaction, instead of settling each derivative instrument separately. We have master netting agreements with all of our counterparties. The fair value of derivative instruments on a gross basis is as follows (in millions):

	As of December 31, 2023		As of December 31, 2022
	Balance Sheet	Fair	Balance Sheet	Fair
	Location	Value	Location	Value
Asset Derivatives Designated as Hedges
Foreign exchange forward contracts	Other current assets	$58.4	Other current assets	$73.2
Cross-currency interest rate swaps	Other current assets	-	Other current assets	6.8
Foreign exchange forward contracts	Other assets	17.2	Other assets	16.6
Cross-currency interest rate swaps	Other assets	5.4	Other assets	-
Total asset derivatives		$81.0		$96.6

Asset Derivatives Not Designated as Hedges
Foreign exchange forward contracts	Other current assets	$1.2	Other current assets	$3.1
Forward Exchange Agreement	Other current assets	-	Other current assets	1.1
Total asset derivatives not designated as hedges		$1.2		$4.2

Liability Derivatives Designated as Hedges
Foreign exchange forward contracts	Other current liabilities	$13.9	Other current liabilities	$8.0
Cross-currency interest rate swaps	Other current liabilities	33.3	Other current liabilities	3.3
Foreign exchange forward contracts	Other long-term liabilities	11.0	Other long-term liabilities	14.5
Cross-currency interest rate swaps	Other long-term liabilities	34.8	Other long-term liabilities	46.3
Interest rate swaps	Other long-term liabilities	144.7	Other long-term liabilities	172.0
Total liability derivatives		$237.7		$244.1

Liability Derivatives Not Designated as Hedges
Foreign exchange forward contracts	Other current liabilities	$2.4	Other current liabilities	$4.6

The table below presents the effects of our master netting agreements on our consolidated balance sheets (in millions):

		As of December 31, 2023			As of December 31, 2022
Description	Location	Gross Amount	Offset	Net Amount in Balance Sheet	Gross Amount	Offset	Net Amount in Balance Sheet
Asset Derivatives
Cash flow hedges	Other current assets	$58.4	$13.0	$45.4	$73.2	$7.1	$66.1
Cash flow hedges	Other assets	17.2	8.2	9.0	16.6	9.9	6.7
Derivatives not designated as hedges	Other current assets	1.2	0.8	0.4	3.1	1.3	1.8

Liability Derivatives
Cash flow hedges	Other current liabilities	13.9	13.0	0.9	8.0	7.1	0.9
Cash flow hedges	Other long-term liabilities	11.0	8.2	2.8	14.5	9.9	4.6
Derivatives not designated as hedges	Other current liabilities	2.4	0.8	1.6	4.6	1.3	3.3
The following net investment hedge gains (losses) were recognized on our consolidated statements of comprehensive income (loss) (in millions):

	Amount of Gain / (Loss)
	Recognized in AOCI
	Years Ended December 31,
Derivative Instrument	2023	2022	2021
Euro Notes	$(37.4)	$113.1	$129.6
Cross-currency interest rate swaps	(16.9)	6.4	103.0
	$(54.3)	$119.5	$232.6

16.
Retirement Benefit Plans

We have defined benefit pension plans covering certain U.S. and Puerto Rico employees. Plan benefits are primarily based on years of credited service and the participant’s average eligible compensation. The U.S. and Puerto Rico plans are frozen except for one insignificant plan; meaning there are no new participants that can join the plan and participants in the plan do not accrue additional years of service or compensation. In addition to the U.S. and Puerto Rico defined benefit pension plans, we sponsor various foreign pension arrangements, including retirement and termination benefit plans required by local law or coordinated with government sponsored plans.

We use a December 31 measurement date for our benefit plans.

Defined Benefit Plans

The components of net pension expense for our defined benefit retirement plans were as follows (in millions):

	For the Years Ended December 31,
	U.S. and Puerto Rico			Foreign
	2023	2022	2021	2023	2022	2021
Service cost	$0.4	$0.7	$0.9	$15.5	$22.7	$24.7
Interest cost	18.7	11.7	10.5	15.7	5.4	4.9
Expected return on plan assets	(30.1)	(30.8)	(29.8)	(22.5)	(14.3)	(15.6)
Settlements	0.1	-	6.4	(2.6)	(5.0)	0.5
Amortization of prior service cost	0.2	0.3	0.3	(4.4)	(4.1)	(4.3)
Amortization of unrecognized actuarial loss	2.8	7.8	8.6	(2.2)	0.8	2.5
Net periodic (income) benefit expense	$(7.9)	$(10.3)	$(3.1)	$(0.5)	$5.5	$12.7

In our consolidated statements of earnings, service cost is reported in the same location as other compensation costs arising from services rendered by the pertinent employees while the other components of net pension expense are reported in other (expense) income, net.

The weighted average actuarial assumptions used to determine net pension expense for our defined benefit retirement plans were as follows:

	For the Years Ended December 31,
	U.S. and Puerto Rico			Foreign
	2023	2022	2021	2023	2022	2021
Discount rate	5.25%	2.86%	2.04%	2.60%	0.67%	0.63%
Rate of compensation increase	-	-	-	2.33%	2.27%	2.39%
Expected long-term rate of return on plan assets	6.75%	6.75%	6.75%	3.17%	1.83%	2.09%

The expected long-term rate of return on plan assets is based on the historical and estimated future rates of return on the different asset classes held in the plans. The expected long-term rate of return is the weighted average of the target asset allocation of each individual asset class. We believe that historical asset results approximate expected market returns applicable to the funding of a long-term benefit obligation.

Discount rates were determined for each of our defined benefit retirement plans at their measurement date to reflect the yield of a portfolio of high quality bonds matched against the timing and amounts of projected future benefit payments.

Changes in projected benefit obligations and plan assets were (in millions):

	For the Years Ended December 31,
	U.S. and Puerto Rico		Foreign
	2023	2022	2023	2022
Projected benefit obligation - beginning of year	$366.8	$503.1	$567.9	$807.9
Service cost	0.4	0.7	15.5	22.7
Interest cost	18.7	11.7	15.7	5.4
Employee contributions	-	-	24.1	24.5
Benefits paid	(20.1)	(23.5)	(48.1)	(64.3)
Actuarial loss (gain)	15.1	(125.2)	31.1	(186.2)
Settlements	(0.3)	-	-	(2.3)
Translation loss (gain)	-	-	48.2	(39.8)
Projected benefit obligation - end of year	$380.6	$366.8	$654.4	$567.9

	For the Years Ended December 31,
	U.S. and Puerto Rico		Foreign
	2023	2022	2023	2022
Plan assets at fair market value - beginning of year	$396.2	$499.5	$667.2	$821.2
Actual return on plan assets	57.6	(81.5)	31.9	(93.8)
Employer contributions	0.4	1.7	19.9	19.8
Employee contributions	-	-	24.1	24.5
Settlements	(0.3)	-	-	(2.3)
Benefits paid	(20.1)	(23.5)	(48.1)	(64.3)
Translation gain (loss)	-	-	56.7	(37.9)
Plan assets at fair market value - end of year	$433.8	$396.2	$751.7	$667.2
Funded status	$53.2	$29.4	$97.3	$99.3

	For the Years Ended December 31,
	U.S. and Puerto Rico		Foreign
	2023	2022	2023	2022
Amounts recognized in consolidated balance sheet:
Prepaid pension	$54.5	$30.9	$117.8	$119.9
Short-term accrued benefit liability	(0.1)	(0.1)	(1.4)	(1.4)
Long-term accrued benefit liability	(1.2)	(1.4)	(19.1)	(19.2)
Net amount recognized	$53.2	$29.4	$97.3	$99.3

The weighted average actuarial assumptions used to determine the projected benefit obligation for our defined benefit retirement plans were as follows:

	For the Years Ended December 31,
	U.S. and Puerto Rico			Foreign
	2023	2022	2021	2023	2022	2021
Discount rate	5.38%	5.37%	2.70%	2.21%	2.65%	0.73%
Rate of compensation increase	-	-	-	2.34%	2.25%	2.48%

Plans with projected benefit obligations in excess of plan assets were as follows (in millions):

	As of December 31,
	U.S. and Puerto Rico		Foreign
	2023	2022	2023	2022
Projected benefit obligation	$1.3	$1.5	$27.2	$26.8
Plan assets at fair market value	-	-	8.6	7.9

Total accumulated benefit obligations and plans with accumulated benefit obligations in excess of plan assets were as follows (in millions):

	As of December 31,
	U.S. and Puerto Rico		Foreign
	2023	2022	2023	2022
Total accumulated benefit obligations	$380.6	$366.8	$640.3	$548.6
Plans with accumulated benefit obligations in excess of plan assets:
Accumulated benefit obligation	1.3	1.5	24.9	24.5
Plan assets at fair market value	-	-	8.6	7.9

The benefits expected to be paid out in each of the next five years and for the five years combined thereafter are as follows (in millions):

For the Years Ending December 31,	U.S. and Puerto Rico	Foreign
2024	$24.4	$37.1
2025	25.7	38.9
2026	25.9	37.0
2027	26.3	37.8
2028	26.8	36.9
2029-2033	133.5	173.3

The U.S. and Puerto Rico defined benefit retirement plans’ overall investment strategy is to balance total returns by emphasizing long-term growth of capital while mitigating risk. We have established target ranges of assets held by the plans of 30 to 65 percent for equity securities, 30 to 50 percent for debt securities and 0 to 15 percent in non-traditional investments. The plans strive to have sufficiently diversified assets so that adverse or unexpected results from one asset class will not have an unduly detrimental impact on the entire portfolio. We regularly review the investments in the plans and we may rebalance them from time-to-time based upon the target asset allocation of the plans.

For the U.S. and Puerto Rico plans, we maintain an investment policy statement that guides the investment allocation in the plans. The investment policy statement describes the target asset allocation positions described above. Our benefits committee, along with our investment advisor, monitor compliance with and administer the investment policy statement and the plans’ assets and oversee the general investment strategy and objectives of the plans. Our benefits committee generally meets quarterly to review performance.

The investment strategies of foreign based plans vary according to the plan provisions and local laws. The majority of the assets in foreign based plans are located in Switzerland-based plans. These assets are held in trusts and are commingled with the assets of other Swiss companies with representatives of all the companies making the investment decisions. The overall strategy is to maximize total returns while avoiding risk. The trustees of the assets have established target ranges of assets held by the plans of 30 to 50 percent in debt securities, 20 to 37 percent in equity securities, 15 to 24 percent in real estate, 3 to 15 percent in cash funds and 0 to 12 percent in other funds.

The fair value of our U.S. and Puerto Rico pension plan assets by asset category was as follows (in millions):

	As of December 31, 2023
		Fair Value Measurements at Reporting Date Using:
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$2.5	$2.5	$-	$-
Equity securities	296.2	-	296.2	-
Intermediate fixed income securities	135.1	-	135.1	-
Total	$433.8	$2.5	$431.3	$-

	As of December 31, 2022
		Fair Value Measurements at Reporting Date Using:
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Cash and cash equivalents	$5.0	$5.0	$-	$-
Equity securities	263.2	-	263.2	-
Intermediate fixed income securities	128.0	-	128.0	-
Total	$396.2	$5.0	$391.2	$-

The fair value of our foreign pension plan assets was as follows (in millions):

	As of December 31, 2023
		Fair Value Measurements at Reporting Date Using:
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Cash and cash equivalents	$28.5	$28.5	$-	$-
Equity securities	160.9	148.2	12.7	-
Fixed income securities	181.3	-	181.3	-
Other types of investments	185.3	-	185.3	-
Real estate	195.7	-	-	195.7
Total	$751.7	$176.7	$379.3	$195.7

	As of December 31, 2022
		Fair Value Measurements at Reporting Date Using:
Asset Category	Total	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Cash and cash equivalents	$21.9	$21.9	$-	$-
Equity securities	136.0	122.6	13.4	-
Fixed income securities	168.8	-	168.8	-
Other types of investments	175.0	-	175.0	-
Real estate	165.5	-	-	165.5
Total	$667.2	$144.5	$357.2	$165.5

As of December 31, 2023 and 2022, our defined benefit pension plans’ assets did not hold any direct investment in Zimmer Biomet Holdings common stock.

Equity securities are valued using a market approach, based on quoted prices for the specific security from transactions in active exchange markets (Level 1), or in some cases where we are invested in mutual or collective funds, based upon the net asset value per unit of the fund which is determined from quoted market prices of the underlying securities in the fund’s portfolio (Level 2). Fixed income securities are valued using a market approach, based upon quoted prices for the specific security or from institutional bid evaluations. Real estate is valued by discounting to present value the cash flows expected to be generated by the specific properties.

The following table provides a reconciliation of the beginning and ending balances of our foreign pension plan assets measured at fair value that used significant unobservable inputs (Level 3) (in millions):

December 31, 2023
Beginning Balance	$165.5
Change in fair value of assets	9.4
Net purchases and sales	3.5
Translation gain	17.3
Ending Balance	$195.7

We expect that we will have minimal legally required funding requirements in 2024 for the qualified U.S. and Puerto Rico defined benefit retirement plans, and we do not expect to voluntarily contribute to these plans during 2024. Contributions to foreign defined benefit plans are estimated to be $18.2 million in 2024. We do not expect the assets in any of our plans to be returned to us in the next year.

Defined Contribution Plans

We also sponsor defined contribution plans for substantially all of the U.S. and Puerto Rico employees and certain employees in other countries.

The benefits offered under these plans are reflective of local customs and practices in the countries concerned. We expensed $60.4 million, $48.5 million and $46.3 million related to these plans for the years ended December 31, 2023, 2022 and 2021, respectively.

17.
Income Taxes

The components of earnings (loss) from continuing operations before income taxes consisted of the following (in millions):

	For the Years Ended December 31,
	2023	2022	2021
United States operations	$57.0	$(242.4)	$(118.8)
Foreign operations	1,010.3	645.9	617.8
Total	$1,067.3	$403.5	$499.0

The provision for income taxes and the income taxes paid consisted of the following (in millions):

	For the Years Ended December 31,
	2023	2022	2021
Current:
Federal	$0.5	$175.3	$44.3
State	19.5	16.1	7.2
Foreign	118.5	(14.7)	104.1
	138.5	176.7	155.6
Deferred:
Federal	(125.2)	(74.8)	(83.5)
State	(16.7)	1.6	(19.4)
Foreign	45.6	8.8	0.8
	(96.3)	(64.4)	(102.1)
Provision for income taxes	$42.2	$112.3	$53.5
Net income taxes paid	$215.2	$326.6	$258.4

A reconciliation of the U.S. statutory income tax rate to our effective tax rate is as follows:

	For the Years Ended December 31,
	2023	2022	2021
U.S. statutory income tax rate	21.0%	21.0%	21.0%
State taxes, net of federal deduction	0.2	3.2	(2.8)
Tax impact of foreign operations, including U.S. taxes on international income and foreign tax credits	(0.3)	(1.8)	(10.3)
Change in valuation allowance	(0.2)	1.1	(0.5)
Non-deductible expenses	0.7	5.8	1.3
Goodwill impairment	-	15.3	-
Tax rate change	-	0.3	0.1
Tax impact of certain significant transactions	-	0.9	1.1
Tax benefit relating to foreign derived intangible income and U.S. manufacturer’s deduction	(0.8)	(2.9)	0.4
R&D tax credit	(0.6)	(2.0)	(2.2)
Share-based compensation	0.1	1.8	(0.2)
Net uncertain tax positions, including interest and penalties	(16.0)	(14.6)	2.9
Other	(0.1)	(0.2)	(0.1)
Effective income tax rate	4.0%	27.9%	10.7%

Our operations in Puerto Rico benefit from a tax incentive grant which expires in fiscal year 2026.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are recorded to reduce deferred income tax assets when it is more likely than not that an income tax benefit will not be realized. We reclassified certain prior period amounts to conform to the current period presentation.

The components of deferred taxes consisted of the following (in millions):

	As of December 31,
	2023	2022
Deferred tax assets:
Inventory	$204.0	$187.9
Net operating loss carryover	484.3	476.2
Tax credit carryover	81.8	72.9
Capital loss carryover	8.1	7.8
Product liability and litigation	27.9	36.7
Accrued liabilities	92.4	99.1
Share-based compensation	44.4	36.6
Accounts receivable	23.0	25.8
Research and development	103.9	47.9
Lease liability	52.6	51.6
Other	25.2	51.1
Total deferred tax assets	1,147.6	1,093.6
Less: Valuation allowances	(464.6)	(463.2)
Total deferred tax assets after valuation allowances	$683.0	$630.4
Deferred tax liabilities:
Fixed assets	$122.2	$111.6
Intangible assets	466.5	466.8
Foreign currency items	-	23.0
Lease asset	48.8	47.2
Other	41.2	49.2
Total deferred tax liabilities	678.7	697.8
Total net deferred income taxes	$4.3	$(67.4)

At December 31, 2023, net operating loss, tax credit carryovers, and capital loss carryovers are available to reduce future federal, state and foreign taxable earnings (in millions):

Expiration Period:	Net operating loss carryover	Tax credit carryover	Capital loss carryover
1-5 years	$50.6	$20.3	$0.1
6-10 years	11.0	59.0	-
11+ years	281.9	1.3	-
Indefinite	140.8	1.2	8.0
	484.3	81.8	8.1
Valuation allowances	$411.5	$39.5	$8.1

The remaining valuation allowances booked against deferred tax assets of $5.5 million relate primarily to accrued liabilities and intangible assets that management believes, more likely than not, will not be realized.

We generally intend to limit distributions such that they would not result in significant U.S. tax costs. These distributions could come from foreign subsidiaries earnings that were previously taxed in the U.S. as a result of the transition tax or tax on Global Intangible Low-Taxed Income (“GILTI”). These previously taxed earnings would not be subject to further U.S. federal tax. We have not provided deferred taxes on any other outside basis differences in our investments in other foreign subsidiaries as these other outside basis differences are indefinitely reinvested in the operations of our foreign entities. If we decide later to repatriate these earnings to the U.S., we would be required to provide for the net tax effects on these amounts. We estimate that the total tax effect of a potential repatriation would not be significant under enacted tax laws and regulations and at current foreign currency exchange rates.

The following is a tabular reconciliation of the total amounts of unrecognized tax benefits (in millions):

	For the Years Ended December 31,
	2023	2022	2021
Balance at January 1	$521.0	$558.6	$619.4
Increases related to prior periods	68.7	25.0	11.5
Decreases related to prior periods	(206.2)	(78.2)	(12.7)
Increases related to current period	8.7	19.0	7.3
Decreases related to settlements with taxing authorities	-	(2.0)	(65.1)
Decreases related to lapse of statute of limitations	(0.3)	(1.4)	(1.8)
Balance at December 31	$391.9	$521.0	$558.6
Amounts impacting effective tax rate, if recognized balance at December 31	$251.6	$360.1	$426.4

We recognize accrued interest and penalties related to unrecognized tax benefits as income tax expense. During 2023, we released interest and penalties of $45.3 million, and as of December 31, 2023, had a recognized liability for interest and penalties of $89.1 million, which does not include any increase related to business combinations. The $206.2 million decrease related to prior periods and the $45.3 million release of interest and penalties primarily resulted from unrecognized tax benefits determined to be effectively settled during 2023.

During 2022, we accrued interest and penalties of $18.1 million, and as of December 31, 2022 had a recognized liability for interest and penalties of $134.5 million, which does not include any increase related to business combinations. During 2021, we accrued interest and penalties of $8.9 million, and as of December 31, 2021, had a recognized liability for interest and penalties of $116.2 million, which does not include any increase related to business combinations.

We operate on a global basis and are subject to numerous and complex tax laws and regulations. Additionally, tax laws have and continue to undergo rapid changes in both application and interpretation by various countries, including initiatives led by the Organisation for Economic Cooperation and Development. Our income tax filings are subject to examinations by taxing authorities throughout the world. Income tax audits may require an extended period of time to reach resolution and may result in significant income tax adjustments when interpretation of tax laws or allocation of company profits is disputed. Although ultimate timing is uncertain, the net amount of tax liability for unrecognized tax benefits may change within the next twelve months due to changes in audit status, expiration of statutes of limitations, settlements of tax assessments and other events. Management’s best estimate of such change is within the range of a $270 million decrease to a $20 million increase.

We are under continuous audit by the Internal Revenue Service (“IRS”) and other foreign taxing authorities in the jurisdictions where we operate. In addition, some jurisdictions in which we operate require payment of disputed taxes to petition a court or taxing authority, or we may elect to make such payments prior to final resolution. We record any prepayments as income tax receivables when we believe our position is more likely than not to be upheld. We assess our position on these disputes at each reporting period. During the course of these audits, we receive proposed adjustments from taxing authorities that may be material. Therefore, there is a possibility that an adverse outcome in these audits could have a material effect on our results of operations and financial condition. Our U.S. federal income tax returns have been audited through 2019.

The IRS has proposed adjustments for tax years 2010-2012, primarily related to the reallocation of profits between certain U.S. and foreign subsidiaries, which remain unsettled. We have disputed these adjustments and intend to continue to vigorously defend our positions as we pursue resolution through the administrative process with the IRS Independent Office of Appeals.

The IRS has proposed adjustments for tax years 2013-2015, primarily related to transfer pricing involving our cost sharing agreement between the U.S. and Switzerland affiliated companies and the reallocation of profits between certain U.S. and foreign subsidiaries. This includes a proposed increase to our U.S. federal taxable income related to our cost sharing agreement, which would result in additional tax expense related to 2013 of approximately $370 million, subject to interest and penalties. We strongly believe that the position of the IRS, with regard to this matter, is inconsistent with the applicable U.S. Treasury regulations governing our cost sharing agreement. We intend to continue to vigorously contest the adjustments, and we will pursue all available administrative and, if necessary, judicial remedies. If we pursue judicial remedies in the U.S. Tax Court for years 2013-2015, a number of years will likely elapse before such matters are finally resolved. No payment of any amount related to this matter is required to be made, if at all, until all applicable proceedings have been completed.

The IRS has proposed adjustments for tax years 2016-2019, primarily related to the U.S. taxation of foreign earnings and profits, which could result in additional material tax expense if we are unsuccessful in defending our position. We disagree with the proposed adjustments and intend to continue to vigorously contest the adjustments. We do not expect a final resolution of these issues in the next 12 months. No payment of any amount related to this matter is required to be made, if at all, until all applicable proceedings have been completed.

State income tax returns are generally subject to examination for a period of 3 to 5 years after filing of the respective return. The state impact of any federal changes generally remains subject to examination by various states for a period of up to one year after formal notification to the states. We have various state income tax return positions in the process of audit, appeals, or litigation.

In other major foreign jurisdictions, open years are generally 2016 or later.

18.
Capital Stock and Earnings per Share

We are authorized to issue 250.0 million shares of preferred stock, none of which were issued or outstanding as of December 31, 2023.

The numerator for both basic and diluted earnings per share is net earnings available to common stockholders. The denominator for basic earnings per share is the weighted average number of common shares outstanding during the period. The denominator for diluted earnings per share is weighted average shares outstanding adjusted for the effect of dilutive stock options and other equity awards. The following is a reconciliation of weighted average shares for the basic and diluted share computations (in millions):

	For the Years Ended December 31,
	2023	2022	2021
Weighted average shares outstanding for basic net earnings per share	208.7	209.6	208.6
Effect of dilutive stock options and other equity awards	1.0	0.7	1.8
Weighted average shares outstanding for diluted net earnings per share	209.7	210.3	210.4

For the years ended December 31, 2023, 2022 and 2021, an average of 2.7 million options, 4.4 million options and 1.3 million options, respectively, to purchase shares of common stock were not included in the computation of diluted earnings per share as the exercise prices of these options were greater than the average market price of the common stock.

19.
Segment Data

We design, manufacture and market orthopedic reconstructive products; sports medicine, biologics, extremities and trauma products; CMFT products; surgical products; and a suite of integrated digital and robotic technologies that leverage data, data analytics and artificial intelligence. Our chief operating decision maker (“CODM”) allocates resources to achieve our operating profit goals through three operating segments. These operating segments, which also constitute our reportable segments, are Americas; EMEA; and Asia Pacific.

Our CODM evaluates performance based upon segment operating profit exclusive of operating expenses and income pertaining to intangible asset amortization, certain inventory and manufacturing-related charges, restructuring and other cost reduction initiatives, acquisition, integration, divestiture and related, litigation, certain European Union Medical Device Regulation expenses, other charges and corporate functions (collectively referred to as “Corporate items”). Corporate functions include finance, corporate legal, information technology, human resources and other corporate departments as well as stock-based compensation and certain operations, distribution, quality assurance, regulatory assurance, research and development ("R&D") and marketing expenses. Intercompany transactions have been eliminated from segment operating profit.

Our Americas operating segment is comprised principally of the U.S. and includes other North, Central and South American markets. Our EMEA operating segment is comprised principally of Europe and includes the Middle East and African markets. Our Asia Pacific operating segment is comprised principally of Japan, China and Australia and includes other Asian and Pacific markets. Our operating segments include the commercial operations as well as regional headquarter expenses to operate in those respective markets. Our operating segments do not include many centralized, product category expenses such as R&D and global marketing that benefit all regions.

In 2023, the segment operating profit measures our CODM reviews were revised. Certain support function costs from our operating segments are now included in Corporate items. We have reclassified these support function expenses in the prior years to conform to the current year presentation.

In 2023, our CODM started reviewing accounts receivable and inventories as part of operating segment performance. In prior years no asset information was reviewed. Accordingly, we have included these operating segment assets in our 2023 and 2022 disclosures, rounded to the nearest million as presented to the CODM.

In the quarter ended March 31, 2024, the segment operating profit measures our CODM reviews were revised. Certain product category headquarter costs, primarily R&D and marketing, that were previously in our Americas operating segment are now included in Corporate items. In addition, certain support function costs from our operating segments are now included in Corporate items. We have reclassified these product category headquarter and support function expenses for the years ended December 31, 2023, 2022 and 2021 to reflect these changes, and the resulting recast operating profit measures of our operating segments for such years are set forth in the table below.

Net sales and other information by segment are as follows (in millions):

	Net Sales			Operating Profit			Depreciation and Amortization			Segment Assets
	Year Ended December 31,			Year Ended December 31,			Year Ended December 31,			As of December 31,
	2023	2022	2021	2023	2022	2021	2023	2022	2021	2023	2022

Americas	$4,624.1	$4,295.5	$4,102.1	$2,487.1	$2,282.4	$2,174.6	$146.0	$142.0	$142.6	$1,218.0	$1,172.0
EMEA	1,592.4	1,456.6	1,477.2	538.2	416.1	417.9	67.2	64.4	71.7	679.0	664.0
Asia Pacific	1,177.7	1,187.8	1,248.0	432.3	429.1	428.3	62.3	63.4	69.9	355.0	350.0
Total	$7,394.2	$6,939.9	$6,827.3
Corporate items				(1,618.4)	(1,611.7)	(1,614.7)	114.7	129.8	124.0	1,575.6	1,342.7
Intangible asset amortization				(561.5)	(526.8)	(529.5)	561.5	526.8	529.5	-	-
Goodwill and intangible asset impairment				-	(292.8)	(16.3)	-	-	-	-	-
Total				$1,277.7	$696.3	$860.3	$951.7	$926.4	$937.7	$3,827.6	$3,528.7

We conduct business in the following countries that hold 10 percent or more of our total consolidated Property, plant and equipment, net (in millions):

	As of December 31,
	2023	2022
United States	$1,265.1	$1,101.8
Other countries	795.3	770.7
Property, plant and equipment, net	$2,060.4	$1,872.5

U.S. sales were $4,288.8 million, $4,012.4 million, and $3,853.9 million for the years ended December 31, 2023, 2022 and 2021, respectively. Sales within any other individual country were less than 10 percent of our consolidated sales in each of those years. Sales are attributable to a country based upon the customer's country of domicile.

20.
Leases

We own most of our manufacturing facilities, but lease various office space, vehicles and other less significant assets throughout the world. Our contracts contain a lease if they convey a right to control the use of an identified asset, either explicitly or implicitly, in exchange for consideration. We have elected not to recognize a right-of-use asset nor a lease liability for leases with an initial term of twelve months or less. Additionally, we have elected not to separate non-lease components from the leased components in the valuation of our right-of-use asset and lease liability for all asset classes. Our lease contracts are a necessary part of our business, but we do not believe they are significant to our overall operations. We do not have any significant finance leases. Additionally, we do not have significant leases: where we are considered a lessor; where we sublease our assets; with an initial term of twelve months or less; with related parties; with residual value guarantees; that impose restrictions or covenants on us; or that have not yet commenced, but create significant rights and obligations against us.

Our real estate leases generally have terms of between 5 to 10 years and contain lease extension options that can vary from month-to-month extensions to up to 5 year extensions. We include extension options in our lease term if we are reasonably certain to exercise that option. In determining whether an extension is reasonably certain, we consider the uniqueness of the property for our needs, the availability of similar properties, whether the extension period payments remain the same or may change due to market rates or fixed price increases in the contract, and other economic factors. Our vehicle leases generally have terms of between 3 to 5 years and contain lease extension options on a month-to-month basis. Our vehicle leases are generally not reasonably certain to be extended.

We are required to discount our lease liabilities to present value using the rate implicit in the lease, or our incremental borrowing rate for a similar term as the lease term if the implicit rate is not readily available. We generally do not have adequate information to know the implicit rate in a lease and therefore use our incremental borrowing rate. The incremental borrowing rate must be on a collateralized basis, but our debt arrangements are unsecured. We have determined our incremental borrowing rate by using our credit rating to estimate our unsecured borrowing rate and applying reasonable assumptions to reduce the unsecured rate for a risk adjustment effect from collateral.

Information on our leases is as follows ($ in millions):

	For the Years Ended December 31,
	2023	2022	2021
Lease cost	$59.7	$62.4	$71.1
Cash paid for leases recognized in operating cash flows	$62.8	$65.2	$70.5
Right-of-use assets obtained in exchange for new lease liabilities	$77.8	$72.0	$88.8

	As of December 31,
	2023	2022
Right-of-use assets recognized in Other assets	$203.8	$196.4
Lease liabilities recognized in Other current liabilities	$52.9	$53.0
Lease liabilities recognized in Other long-term liabilities	$174.4	$167.3
Weighted-average remaining lease term	5.8 years	5.9 years
Weighted-average discount rate	2.8%	2.1%

Our variable lease costs are not significant.

Our future minimum lease payments as of December 31, 2023 were (in millions):

For the Years Ending December 31,
2024	$57.7
2025	48.1
2026	39.3
2027	31.3
2028	20.9
Thereafter	50.1
Total	247.4
Less imputed interest	20.1
Total	$227.3

21.
Commitments and Contingencies

From time to time, we are involved in various legal proceedings, including product liability, intellectual property, stockholder matters, tax disputes, commercial disputes, employment matters, whistleblower and qui tam claims and investigations, governmental proceedings and investigations, and other legal matters that arise in the normal course of our business, including those described below. On a quarterly and annual basis, we review relevant information with respect to loss contingencies and update our accruals, disclosures and estimates of reasonably possible losses or ranges of loss based on such reviews. We establish liabilities for loss contingencies on an undiscounted basis when it is probable that a loss has been incurred and the amount of the loss can be reasonably estimated. If the reasonable estimate of a known or probable loss is a range, and no amount within the range is a better estimate than any other, the minimum amount of the range is accrued. For matters where a loss is believed to be reasonably possible, but not probable, or if no reasonable estimate of known or probable loss is available, no accrual has been made.

When determining the estimated loss or range of loss, significant judgment is required. Estimates of probable losses resulting from litigation and other contingencies are inherently difficult to predict, particularly when the matters are in early procedural stages with incomplete facts or legal discovery, involve unsubstantiated or indeterminate claims for damages, and/or potentially involve penalties, fines or punitive damages. In addition to the matters described herein, we remain subject to the risk of future governmental, regulatory and legal actions. Governmental and regulatory actions may lead to product recalls, injunctions and other restrictions on our operations and monetary sanctions, which may include substantial civil or criminal penalties. Actions involving intellectual property could result in a loss of patent protection or the ability to market products, which could lead to significant sales reductions or cost increases, or otherwise materially affect the results of our operations.

We recognize litigation-related charges and gains in Selling, general and administrative expense on our consolidated statement of earnings. During the years ended December 31, 2023, 2022, and 2021, we recognized $21.6 million, $65.9 million and $201.0 million, respectively, of net litigation-related charges. At December 31, 2023 and 2022, accrued litigation liabilities were $244.1 million and $349.2 million, respectively. These litigation-related charges and accrued liabilities reflect all of our litigation-related contingencies and not just the matters discussed below. The ultimate cost of litigation could be materially different than the amount of the current estimates and accruals and could have a material adverse impact on our financial condition and results of operations.

Litigation

Durom Cup-related claims: On July 22, 2008, we temporarily suspended marketing and distribution of the Durom Cup in the U.S. Subsequently, a number of product liability lawsuits were filed against us in various U.S. and foreign jurisdictions. The plaintiffs seek damages for personal injury, and they generally allege that the Durom Cup contains defects that result in complications and revision of the device. We have settled the majority of these claims in the U.S., but other lawsuits are pending in various foreign jurisdictions and additional claims may be asserted in the future. The majority of claims outside the U.S. are pending in Germany, Netherlands and Italy.

We rely on significant estimates in determining the provisions for Durom Cup-related claims, including our estimate of the number of claims that we will receive and the average amount we will pay per claim. The actual number of claims and the actual amount we pay per claim may differ from our estimates. For various reasons, we cannot reasonably estimate the possible loss or range of loss that may result from Durom Cup-related claims in excess of the losses we have accrued. Although we are vigorously defending these lawsuits, their ultimate resolution is uncertain. We accrued a litigation-related charge in this matter based on an estimate of the reasonably possible loss, as discussed above.

Zimmer M/L Taper, M/L Taper with Kinectiv Technology, and Versys Femoral Head-related claims (“Metal Reaction” claims): We are a defendant in a number of product liability lawsuits relating to our M/L Taper and M/L Taper with Kinectiv Technology hip stems, and Versys Femoral Head implants. The plaintiffs seek damages for personal injury, alleging that defects in the products lead to corrosion at the head/stem junction resulting in, among other things, pain, inflammation and revision surgery.

The majority of the cases are consolidated in an MDL that was created on October 3, 2018 in the U.S. District Court for the Southern District of New York (In Re: Zimmer M/L Taper Hip Prosthesis or M/L Taper Hip Prosthesis with Kinectiv Technology and Versys Femoral Head Products Liability Litigation). Most of the cases in the MDL have been resolved. Other related cases are pending in various state and federal courts and in courts in Canada, and additional claims may be asserted in the future. Although we are vigorously defending these lawsuits, their ultimate resolution is uncertain. We accrued a litigation-related charge in this matter based on an estimate of the reasonably possible loss, as discussed above.

Biomet metal-on-metal hip implant claims: Biomet is a defendant in a number of product liability lawsuits relating to metal-on-metal hip implants, most of which involve the M2a-Magnum hip system. Cases were originally consolidated in an MDL in the U.S. District Court for the Northern District of Indiana (In Re: Biomet M2a Magnum Hip Implant Product Liability Litigation), but the majority of the claims in the U.S. have been settled. Trials may still occur in the future, and although each case will be tried on its particular facts, a verdict and subsequent final judgment for the plaintiff in one or more of these cases could have a substantial impact on our potential liability. Lawsuits are pending in various foreign jurisdictions and additional claims are expected to be asserted. We continue to refine our estimates of the potential liability to resolve the remaining claims and lawsuits. Although we are vigorously defending these lawsuits, their ultimate resolution is uncertain. We accrued a litigation-related charge in this matter based on an estimate of the reasonably possible loss, as discussed above.

Regulatory Matters, Government Investigations and Other Matters

FDA warning letter: In August 2018, we received a warning letter from the FDA related to observed non-conformities with current good manufacturing practice requirements of the Quality System Regulation (21 CFR Part 820) (“QSR”) at our legacy Biomet manufacturing facility in Warsaw, Indiana (this facility is sometimes referred to in this report as the “Warsaw North Campus”). On December 27, 2023, the FDA notified us that the warning letter relating to the Warsaw North Campus had been resolved.

FDA Form 483 inspectional observations: We are in the process of addressing various FDA Form 483 inspectional observations at certain of our manufacturing facilities. The ultimate outcome of these matters is presently uncertain. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively manufacturing, marketing and selling our products and could have a material adverse effect on our business, financial condition and results of operations.

Other Contingencies

Indemnifications: As part of the ZimVie spinoff, we agreed to indemnify ZimVie for certain legal and tax matters. Our responsibilities for legal indemnification were subject to a maximum amount that has been met and paid as of December 31, 2023. For tax matters, our indemnification is related to tax periods prior to the spinoff and any tax liabilities that may be incurred as part of the spinoff. We have maintained accruals based upon an estimate of any possible tax indemnifications.

Contractual obligations: We have entered into development, distribution and other contractual arrangements that may result in future payments dependent upon various events such as the achievement of certain product R&D milestones, sales milestones, or, at our discretion, maintenance of exclusive rights to distribute a product. Since there is uncertainty on the timing or whether such payments will have to be made, they have not been recognized on our consolidated balance sheets. These estimated payments could range from $0 to approximately $440 million.